                           HEALTHSOUTH Corporation
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                    May 13, 1995


   The Annual Meeting of Stockholders of HEALTHSOUTH Corporation (the "Company") will be held at Two Perimeter Park South, Birmingham, Alabama, on Tuesday, June 6, 1995, at 2:00 p.m., C.D.T., for the following purposes:

   1. To elect twelve Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

   2. To approve the 1995 Stock Option Plan of the Company.

   3. To vote on an Amendment to the Restated Certificate of Incorporation of the Company to increase the authorized Common Stock of the Company to 150,000,000 shares of Common Stock, par value $.01 per share.

   4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   Stockholders of record at the close of business on April 25, 1995, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

   If you cannot attend the Annual Meeting in person, please date and execute the accompanying Proxy and return it promptly to the Company. If you attend the Annual Meeting, you may revoke your Proxy and vote in person if you desire to do so, but attendance at the Annual Meeting does not of itself serve to revoke your Proxy.

                                      ANTHONY J. TANNER
                                      Secretary

                           HEALTHSOUTH Corporation
                               PROXY STATEMENT
                                 INTRODUCTION

   This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share, of HEALTHSOUTH Corporation (the "Company") in connection with the solicitation of Proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 6, 1995 or any adjournment thereof. A form of Proxy for use at the Annual Meeting is also enclosed. Any such Proxy may be revoked by a stockholder at any time before it is exercised by either giving written notice of such revocation to the Secretary of the Company or submitting a later-dated Proxy to the Company prior to the Annual Meeting. A stockholder attending the Annual Meeting may revoke his Proxy and vote in person if he desires to do so, but attendance at the Annual Meeting will not of itself revoke the Proxy.

   The Company's principal executive offices are located at Two Perimeter Park South, Birmingham, Alabama 35243. The Company's telephone number is (205) 967-7116.


   Proxy materials will be mailed to stockholders by the Management of the Company on or about May 13, 1995. The Company has retained Chemical Bank to solicit proxies on its behalf and will pay Chemical Bank a fee of $6,000 for those services. The Company will reimburse Chemical Bank for out-of-pocket expenses incurred in connection with such solicitation. Additional solicitation may be made by mail, telephone or telegram by the officers or regular employees of the Company, who will receive no additional compensation therefor. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The entire expense of solicitation, including the cost of preparing, assembling and mailing the proxy materials, will be borne by the Company.


   The purposes of the Annual Meeting of Stockholders are (a) to elect a Board of Directors to serve until the next Annual Meeting of Stockholders, (b) to approve the 1995 Stock Option Plan of the Company, and (c) to approve and adopt an Amendment to the Restated Certificate of Incorporation of the Company to increase the authorized Common Stock of the Company to 150,000,000 shares of Common Stock, par value $.01 per share. The Company is not aware at this time of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters. Shares represented by executed and unrevoked Proxies will be voted in accordance with instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the stockholders of the Company. Accordingly, abstentions and broker non-votes will not affect the votes to be taken on the election of Directors or the approval of the 1995 Stock Option
Plan, which require for approval the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Because the proposal to amend the Company's Restated Certificate of Incorporation requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock of the Company, abstentions and broker non-votes will be the equivalents of votes against this proposal.


   As to all matters that may come before the Annual Meeting, each stockholder will be entitled to one vote for each share of Common Stock of the Company held by him at the close of business on April 25, 1995. The holders of a majority of the shares of Common Stock of the Company present in person or by proxy and entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. At April 25, 1995, the record date for the Annual Meeting, there were 71,620,487 shares of Common Stock outstanding.

Dissenters' Rights of Appraisal

   There are no dissenters' rights of appraisal in connection with the vote of stockholders to be taken with respect to the 1995 Stock Option Plan or the proposed Amendment to the Company's Restated Certificate of Incorporation.

Proposals by Stockholders


   Any proposals by stockholders of the Company intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy by January 13, 1996.


                            ELECTION OF DIRECTORS

Nominees for Director

   At the Annual Meeting, twelve Directors are to be elected. The Bylaws of the Company permit the Board of Directors to determine the number of Directors of the Company. Unless other instructions are specified, the enclosed Proxy will be voted in favor of the persons named below to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the election of each Director. In the event any of the nominees shall be unable to serve as a Director, it is the intention of the persons designated as proxies to vote for substitutes selected by the Board of Directors. The Board of Directors of the Company has no reason to believe that any of the nominees named below will be unable to serve if elected.

   The following table sets forth certain information concerning the twelve nominees for Director of the Company:

                                             Principal Occupation
                                          and All Positions With the                 A Director
        Name                Age                   Company                               Since
       ------             ------              ----------------                       -----------

Richard M. Scrushy ......   42   Chairman of the Board and Chief Executive Officer and
                                 Director                                                1984
Phillip C. Watkins, M.D.    53   Physician, Birmingham, Alabama, and Director            1984
George H. Strong ........   68   Private Investor, Locust, New Jersey, and Director      1984
C. Sage Givens ..........   38   General Partner, First Century Partners, and Director   1985
Charles W. Newhall III  .   50   Partner, New Enterprise Associates Limited              1985
                                 Partnerships, and Director
Aaron Beam, Jr. .........   51   Executive Vice President and Chief Financial Officer    1993
                                 and Director
James P. Bennett ........   37   President and Chief Operating Officer and Director      1993
Larry R. House ..........   51   Chairman of the Board, President and Chief Executive    1993
                                 Officer, MedPartners, Inc., and Director
Anthony J. Tanner .......   46   Executive Vice President -- Administration and          1993
                                 Secretary and Director
John S. Chamberlin ......   66   Private Investor, Princeton, New Jersey, and Director   1993
Richard F. Celeste ......   57   Principal of Celeste and Sabaty, Ltd., and Director     1991
                                 President -- HEALTHSOUTH Outpatient Centers and
P. Daryl Brown ..........   40   Director                                                1995

   Richard M. Scrushy, one of the Company's management founders, has served as Chairman of the Board and Chief Executive Officer of the Company since
1984, and also served as President of the Company from 1984 until March 1995. From 1979 to 1984, Mr. Scrushy was with Lifemark Corporation, a publicly-owned healthcare corporation, serving in various operational and management positions. Mr. Scrushy is also a director of Integrated Health Services, Inc. and MedPartners, Inc., both publicly-traded healthcare corporations, and Chairman of the Board of Capstone Capital, Inc., a publicly-traded real estate investment trust. He also serves on the boards of directors of several privately-held healthcare corporations.

   Phillip C. Watkins, M.D., FACC, is and has been in private practice for more than five years with Cardiovascular Associates, P.C. in Birmingham, Alabama. A graduate of The Medical College of Alabama, Dr. Watkins is a Diplomate of the American Board of Internal Medicine and the Subspecialty Board of Cardiovascular Disease. He is also a Fellow of the American College of Cardiology.

   George H. Strong retired as senior vice president and chief financial officer of Universal Health Services, Inc. in December 1984, a position he held for more than six years. Mr. Strong is a private investor and continued to act as a director of Universal Health Services, Inc., a publicly-traded hospital management corporation, until 1993. Mr. Strong is also a director of Core Funds, a public mutual fund group, Integrated Health Services, Inc., a publicly-traded healthcare corporation, and AmeriSource, Inc., a large drug wholesaler.

   C. Sage Givens is a general partner of First Century Partners, a private venture capital fund capitalized at $100,000,000. Ms. Givens joined First Century Partners in 1983, where she manages the fund's healthcare investments. Ms. Givens serves on the boards of directors of PhyCor, Inc., a publicly- traded healthcare corporation, and several privately-held healthcare companies.

   Charles W. Newhall III is a general partner and founder of New Enterprise Associates Limited Partnerships, Baltimore, Maryland, where he has been engaged in the venture capital business since 1978. Mr. Newhall is also a director of Integrated Health Services, Inc., Genetic Therapy, Inc., Opta Food Ingredients, Inc. and Sepracor, Inc., all of which are publicly-traded corporations.

   Aaron Beam, Jr., C.P.A., a management founder, serves as Executive Vice President and Chief Financial Officer of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Beam was employed by Lifemark Corporation in several financial and operational management positions for the Shared Services Division, including division controller. Mr. Beam is a director of Ramsey Healthcare, Inc., a publicly-traded healthcare corporation.


   James P. Bennett joined the Company in May 1991 as Director of Inpatient Operations, was promoted to Group Vice President -- Inpatient Rehabilitation Operations in September 1991, to President and Chief Operating Officer -- HEALTHSOUTH Rehabilitation Hospitals in June 1992, to President -- HEALTHSOUTH Inpatient Operations in February 1993 and to President and Chief Operating Officer of the Company in March 1995. Mr. Bennett was elected as a Director in February 1993. From August 1987 to May 1991, Mr. Bennett was employed by Russ Pharmaceuticals, Inc., Birmingham, Alabama, as vice president -- operations, chief financial officer, secretary and director. Mr. Bennett served as certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from October 1980 to August 1987.


   Larry R. House is Chairman of the Board, President and Chief Executive Officer of MedPartners, Inc. a publicly-held physician practice management firm, a position he assumed as his principal occupation in August 1993. Mr. House was elected a Director of the Company in February 1993. At the same time he became President -- HEALTHSOUTH International, Inc. and New Business Ventures, a position which he held until August 31, 1994, when he terminated his employment with the Company to concentrate on his duties at MedPartners. Mr. House joined the Company in September 1985 as Director of Marketing, subsequently served as Senior Vice President and Chief Operating Officer of the Company, and in June 1992 became President and Chief Operating Officer -- HEALTHSOUTH Medical Centers. Prior to joining the Company, Mr. House was president and chief executive officer of a provider of clinical contract management services for more than ten years.

   Anthony J. Tanner,  Sc.D.,  a management  founder,  serves as Executive  Vice
President -- Administration and Secretary of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Tanner was with Lifemark
Corporation in the Shared Services Division as director, clinical and professional programs (1982-1984) and director, quality assurance and education (1980-1982), where he was responsible for the development of clinical programs and marketing programs.

   John S. Chamberlin retired in 1988 as president and chief operating officer of Avon Products, Inc., a position he had held since 1985. From 1976 until 1985, he served as chairman and chief executive officer of Lenox, Incorporated, after 22 years in various assignments for General Electric. From 1990 to 1991, he served as chairman and chief executive officer of New Jersey Publishing Co. Mr. Chamberlin is chairman of the board of Life Fitness Company and WNS, Inc., and is a director of The Scotts Company. He is a member of the Board of Trustees of the Medical Center at Princeton and the Board of Overseers of Parsons School of Design and is a trustee of the Woodrow Wilson National Fellowship Foundation.

   Richard F. Celeste originally joined the Board of Directors in 1991, took a leave of absence from the Board of Directors in August 1993 to head the Democratic National Committee's healthcare reform campaign, and rejoined the Board in May 1994. He is a principal of Celeste and Sabaty, Ltd., a business advisory firm located in Columbus, Ohio, which assists United States companies in building strategic business alliances in Europe, Africa, South Asia and the Pacific Rim. He served as Governor of Ohio from 1983 to 1991, during which time he chaired the National Governors' Association Committee on Science and Technology, and directed the United States Peace Corps from 1979 to 1981. He is a member of the Advisory Council of the Carnegie Commission on Science, Technology and Government, and chairs Carnegie's Task Force on Science, Technology and the States. He is a director of Navistar International, Inc. and Republic Engineered Steels, Inc., both of which are publicly-traded companies.


   P. Daryl Brown, President and Chief Operating Officer -- HEALTHSOUTH Outpatient Centers, joined the Company in April 1986 and served until June 1992 as Group Vice President -- Outpatient Operations. He was elected as a Director in March 1995. From 1977 to 1986, Mr. Brown served with the American Red Cross, Alabama Region, in several positions, including chief operating officer, administrative director for finance and administration and controller.

   Directors hold office until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Management Matters


   There are no arrangements or understandings known to the Company between any of the Directors, nominees for Director or executive officers of the Company and any other person pursuant to which any such person was or is to be elected as a Director or an executive officer, except the Employment Agreement between the Company and Richard M. Scrushy described under "Executive Compensation and Other Information -- Audit and Compensation Committee Report on Executive Compensation
- -- Chief Executive Officer Compensation" in this Proxy Statement. There are no family relationships between any Directors, nominees for Director or executive officers of the Company, except that Gerald P. Scrushy, Senior Vice President -- Physical Resources of the Company, is the brother of Richard M. Scrushy. The
Board of Directors of the Company held a total of nine meetings and acted by unanimous written consent one time during 1994.


   There are no employment contracts between the Company and any executive officer named in the Summary Compensation Table under "Executive Compensation and Other Information -- Executive Compensation -- General", other than the
Employment Agreement with Richard M. Scrushy described under "Executive Compensation and Other Information -- Audit and Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation" in this Proxy Statement. Except for such Employment Agreement and except for the broad-based retirement plans of the Company described under "Executive Compensation and Other Information -- Retirement Investment Plan" and "Executive Compensation and Other Information -- Employee Stock Benefit Plan", there are no compensatory plans or arrangements with respect to any such executive officer which result or will result from the resignation, retirement or any other termination of such executive officer's employment with the Company and its subsidiaries or from a change in control of the Company or from a change in such executive officer's responsibilities following a change in control of the Company.

   The Audit and Compensation Committee of the Board is responsible for reviewing all reports from the Company's auditors, monitoring internal controls and reviewing the Company's compensation pro-gram. On May 6, 1994, C. Sage Givens, George H. Strong and Phillip C. Watkins, all of whom are outside Directors, were appointed to serve on this committee for a period of one year or until their successors are appointed. They continue to serve in such capacity. This committee held one meeting during 1994.

   The Board of Directors has an Independent Stock Option Committee to assist in the administration of the 1988 Non-Qualified Stock Option Plan, the 1989 Stock Option Plan, the 1990 Stock Option Plan, the 1991 Stock Option Plan, the 1992 Stock Option Plan and the 1993 Stock Option Plan with respect to the participation of Directors of the Company. C. Sage Givens and Charles W. Newhall III, both outside Directors, were appointed to serve on this Committee in June 1991 for a period of one year or until their successors are appointed. They continue to serve in such capacity. See "1995 Stock Option Plan -- Administration of the 1995 Plan", below. The Independent Stock Option Committee acted one time by unanimous written consent in 1994.

   The  Company  has  no  other  standing  audit,   nominating  or  compensation
committees of the Board of Directors.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and beneficial owners of more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no reports on Form 5 were required, the Company believes that for the period from January 1, 1994 through December 31, 1994, all of its officers, Directors and greater-than-10% beneficial owners complied with
Section 16(a) filing requirements applicable to them.

                            1995 STOCK OPTION PLAN

General

   The Company's Board of Directors has adopted the 1995 Stock Option Plan (the "1995 Plan") for the Company's Directors, executives and other key employees of the Company and its subsidiaries. The 1995 Plan is intended to advance the Company's interests by providing such persons with additional incentives to promote the success of the Company's business, to increase their proprietary interest in the success of the Company and to encourage them to remain in the Company's employ. Management believes that the 1995 Plan is a necessary tool to help the Company compete effectively with other enterprises for the services of new employees and to retain key employees and Directors, all as may be required for the future development of the Company's business. Management intends for the 1993 Plan to complement the Company's 1984 Incentive Stock Option Plan (the "ISO Plan"), 1988 Non-Qualified Stock Option Plan (the "NQSO Plan"), 1989 Stock Option Plan (the "1989 Plan"), 1990 Stock Option Plan (the "1990 Plan"), 1991 Stock Option Plan (the "1991 Plan"), 1992 Stock Option Plan (the "1992 Plan") and 1993 Stock Option Plan (the "1993 Plan") by making additional shares available for issuance pursuant to options granted under the 1995 Plan. See "Executive Compensation -- Stock Option Plans".

   It should be noted that each Director, each nominee for Director and each officer and employee of the Company has, by reason of being eligible to receive options under the 1995 Plan, an interest in seeing that the 1995 Plan is adopted by the stockholders.

   Set forth below is a summary of the major features of the 1995 Plan. This summary does not purport to be a complete statement of all the provisions of the 1995 Plan, and is qualified in its entirety by the text of the composite copy of the 1995 Plan attached to this Proxy Statement as Appendix A. See "Executive Compensation -- Stock Option Plans" in this Proxy Statement for information with respect to stock options granted to certain Directors and executives of the Company under the ISO Plan, the NQSO Plan, the 1989 Plan, the 1990 Plan, the 1991 Plan, the 1992 Plan and the 1993 Plan.

Nature of Options to be Granted Pursuant to the 1995 Plan

   The 1995 Plan provides for the grant of both non-qualified stock options ("NQSOs") and options intended to qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986 (the "Code"). Options designated as ISOs by the Audit and Compensation Committee of the Board of Directors (the "Committee") will contain terms designed to comply with the provisions of Section 422(b). All options issued pursuant to the 1995 Plan and not expressly designated as ISOs shall be conclusively deemed to be NQSOs.

Common Stock Subject to the 1995 Plan

   The aggregate number of shares of Common Stock initially covered by the 1995 Plan is 3,500,000 shares. Shares issued upon exercise of options under the 1995 Plan may be either authorized but unissued shares or shares re-acquired by the Company. If, on or prior to the termination of the 1995 Plan, an option granted thereunder expires or is terminated for any reason without having been exercised in full, the unpurchased shares covered thereby will again become available for the grant of options under the 1995 Plan. Shares of stock covered by options surrendered in connection with the exercise of other options shall be deemed to have been exercised and shall not again become available for the grant of options under the 1995 Plan.


   Under the terms of the 1995 Plan, the number of shares of Common Stock for which options may be granted under such plan shall automatically increase on the first trading day of each calendar year during the term of the 1995 Plan, beginning with the 1996 calendar year, by an amount equal to 0.9% of the shares of Common Stock outstanding on December 31 of the immediately preceding year. However, such additional shares shall be available only for the grant of NQSOs under the 1995 Plan and not for the grant of ISOs. The maximum number of shares of Common Stock for which any individual may be granted options under the 1995 Plan during any calendar year is 1,000,000.


   The purchase price of the shares of Common Stock covered by each option granted under the 1995 Plan will be at least 100% of the fair market value, but in no event less than the par value, of the Common Stock at the time the option is granted. No option granted to any person who, at the time of such grant, owns, taking into account the attribution rules of Section 425(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of the Company's stock or of the stock of any of its corporate subsidiaries, may be designated as an ISO unless at the time of such grant the purchase price of the shares of Common Stock covered by such option is at least 110% of the fair market value, but in no event less than the par value, of such shares. Notwithstanding any contrary provision contained in the 1993 Plan, the aggregate fair market value (determined as of the time each ISO is granted) of the shares of Common Stock with respect to which ISOs issued to any one person thereunder are exercisable for the first time during any calendar year shall not exceed $100,000.

   The 1995 Plan prohibits any reduction of the exercise price of outstanding options granted under the plan except by reason of an adjustment pursuant to a stock split, merger, business combination, recapitalization or similar change in the capitalization of the Company. The 1995 Plan likewise prohibits the cancellation of outstanding options accompanied by the reissuance of substitute options at a lower exercise price.

   The 1995 Plan provides that if the Common Stock is listed upon a national securities exchange or exchanges, such fair market value shall be deemed to be the last reported sale price at which the shares of Common Stock were traded on such securities exchange or exchanges immediately prior to the commencement of the meeting of the Committee at which the option is granted, or if no sale of the Common Stock was made on any national securities exchange on such date, then on the next preceding day on which there was a sale of the Common Stock. The 1995 Plan prescribes other methodologies for determining fair market value if the Common Stock is not listed upon a national securities exchange or exchanges. Since September 13, 1989, the Common Stock has been listed on the New York Stock Exchange.

Administration of the 1995 Plan

   The 1995 Plan is administered by the Audit and Compensation Committee of the Board of Directors (the "Committee", as defined above), each member of which is an outside director who is a "disinterested person" within the meaning of Rule 16b-3(c)(1) under the Exchange Act. The Committee has full and exclusive authority to determine the grant of options under the 1995 Plan. Under the terms of the 1995 Plan, each outside Director, including the members of the Committee, is to receive an annual grant of options covering 25,000 shares of Common Stock, such grant to be made at the Annual Meeting of the Board of Directors. Currently, Phillip C. Watkins, M.D., C. Sage Givens and George H. Strong serve as the Committee.

Purchase of Common Stock Under the 1995 Plan

   Each option granted under the 1995 Plan shall be granted pursuant to and subject to the terms and conditions of a stock option agreement (a "Stock Option Agreement") to be entered into between HEALTHSOUTH and the optionholder at the time of such grant. Any such Stock Option Agreement shall incorporate by reference all of the terms and provisions of the 1995 Plan as in effect at the time of grant and may contain such other terms and provisions as shall be approved and adopted by the Board of Directors (or, in the case of options granted to directors, by the Independent Committee).

   The expiration date of an option granted under the 1995 Plan shall be as determined by the Board of Directors or the Independent Committee, as the case may be, at the time of grant, provided that each such option shall expire not more than ten years after the date such option is granted. Notwithstanding the preceding sentence, no option granted to any person who, at the time of such grant, owns, taking into account the attribution rules of Section 425(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of Common Stock or the stock of any of the Company's corporate subsidiaries, may be designated as an ISO unless by its terms each such option shall expire not more than five years after the date such option was granted. Each option shall become exercisable in whole, in part or in installments at such time or times as the Board of Directors or the Independent Committee may prescribe and specify in the Stock Option Agreement at the time the option is granted.

   In the event of a "Change in Control" (as defined), of the Company, options granted under the 1993 Plan which are, by their terms, exercisable in installments, will become immediately exercisable in full. A "Change in Control" is defined to include the acquisition of more than 25% of the outstanding voting securities of the Company by a single person or group, the election to the Board of Directors of persons constituting a majority of the Board of Directors who are not "Incumbent Directors" (as defined), or the approval by the stockholders of the Company of (i) a merger, reorganization or similar transaction which results in the then-current stockholders of the Company owning less than 75% of the combined voting power of the reorganized or merged entity, (ii) the liquidation or dissolution of the Company, or (iii) the sale of all or substantially all of the assets of the Company. These provisions of the 1993 Plan may have some deterrent effect on certain mergers, tender offers or other takeover attempts, thereby having some potential adverse effect on the market price of the Company's Common Stock.

   The exercise price for options granted under the 1995 Plan may be paid in any of the following ways, which may be combined for any given exercise: (a) the exercise price may be paid in cash; (b) the exercise price may be paid by tendering outstanding shares of Common Stock having a fair market value equal to the aggregate exercise price for the options being exercised; or (c) subject to applicable requirements of the Exchange Act, the optionholder may deliver with his exercise notice irrevocable instructions to a broker to promptly deliver to the Company an amount of sale or loan proceeds sufficient to pay the exercise price. In addition, with respect to optionholders who are subject to reporting requirements under Section 16(a) of the Exchange Act, the optionholder may surrender unexercised options having a "Spread" equal to the exercise price of the options sought to be exercised. For purposes of the 1995 Plan, "Spread" means, with respect to a surrendered option, (i) the average price per share of Common Stock on the date of exercise, less (ii) the exercise price of the surrendered option.

   Options granted under the 1993 Plan shall be assignable or transferable only by will or pursuant to the laws of descent and distribution, and shall be exercisable during the optionholder's lifetime only by the optionholder himself or herself. No holder of any option shall have any rights to dividends or other rights of a stockholder with respect to shares subject to an option prior to the purchase of such shares upon exercise of the option.

Termination of Employment, Death or Disability of Optionholder


   With respect to an option which, by its terms, is not exercisable for one year from the date on which it is granted, if an optionholder's employment by, or other relationship with, the Company or any of its subsidiaries terminates for any reason other than death within one year after the date an unexercised option is granted under the 1995 Plan, the option shall terminate on the date of termination of such employment or other relationship. With respect to all options granted under the 1995 Plan, if an optionholder's employment by, or other relationship with, the Company is terminated by reason of his death, the option shall terminate one year after the date of death, unless the option otherwise expires. If an optionholder's employment by, or other relationship with, the Company terminates for any other reason, or at any other time, other than as set forth above, the option shall terminate three months after the date of termination of such employment or other relationship, unless the option earlier expires, provided that: (a) if the optionholder dies within such three-month period, the option shall terminate one year after the date of his death, unless the option earlier expires; (b) the Board of Directors may, at any time prior to any termination of such employment or other relationship under the circumstances covered herein, determine in its discretion that the option shall terminate on the date of termination of such employment or other relationship; and (c) the exercise of any option after termination of such employment or other relationship shall be subject to satisfaction of the conditions precedent that the optionholder refrain from engaging, directly or indirectly, in any activity which is competitive with any activity of the Company or any subsidiary and from otherwise acting, either prior to or after termination of such employment or other relationship, in any manner inimical or in any way contrary to the best interests of the Company and that the optionholder furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Board of Directors shall reasonably request.


Expiration, Termination and Amendment of the 1995 Plan

   The 1995 Plan will terminate on the earliest of (a) June 5, 2005, (b) the date on which all shares of Common Stock reserved for issuance under the 1995 Plan shall have been acquired through exercise of options granted thereunder, or
(c) such earlier time as the Board of Directors may determine. Any option outstanding under the 1995 Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the 1995 Plan.

   The 1995 Plan may, at any time or from time to time, be terminated, modified or amended by the stockholders of the Company by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote. The Board of Directors may, insofar as permitted by law, from time to time with respect to any shares of Common Stock at the time not subject to options, suspend or discontinue the 1995 Plan or revise or amend it in any respect whatsoever, except that, without approval of the stockholders of the Company, no such revision or amendment shall increase the number of shares subject to the 1995 Plan, decrease the price at which the options may be granted, permit exercise of options unless full payment is made at the time of exercise (except as provided in the 1995 Plan), extend the period during which options may be exercised, or change the provisions relating to adjustment to be made upon changes in capitalization. Subject to the provisions described above, the Board of Directors has the power to amend the 1995 Plan and any outstanding options granted thereunder in such respects as the Board of Directors shall, in its sole discretion, deem advisable in order to incorporate in the 1995 Plan or any such option any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or other statute, or rules or regulations of the Internal Revenue Service or other federal or state governmental agency enacted or promulgated after the adoption of the 1995 Plan.

Federal Tax Consequences

   Pursuant to the Code, upon the exercise of an NQSO under the 1995 Plan, the Company is generally entitled to a tax deduction in an amount equal to the difference between the option price and the fair market value of the Common Stock on the date the NQSO is exercised. For Federal tax purposes, the person exercising the option must pay personal income taxes on an amount equal to the difference between the option price and the fair market value of the Common Stock on the date the NQSO is exercised. The basis of the Common Stock obtained by exercising the NQSO will be the option price paid plus the amount equal to the difference between the option price and the fair market value of the Common Stock on the date the NQSO is exercised, which amount was subject to Federal income tax. A subsequent sale of the Common Stock by the person exercising the NQSO will result in a long- or short-term capital gain or loss depending on the total period of time that the shares of Common Stock are held. Generally, no taxable event occurs under the Code upon the grant of an NQSO under the 1995 Plan.

   Pursuant to the Code, the holder of an ISO will recognize no taxable income (or loss) upon the grant or exercise of an ISO. Upon the sale of the underlying shares of Common Stock, the optionholder will incur a long-term capital gain or loss if the provisions of Section 422(b) of the Code are complied with. In such case, there is no taxable event for the Company. The principal requirement of
Section 422(b), other than the limitations on option price, duration of option period, time of exercise and volume exercisable in one year described above, is that, in order for an option to qualify for ISO treatment, shares received pursuant to exercise of the option may not be disposed of within two years from the date of grant and one year from the date of exercise of the option. If an option designated as an ISO ceases to qualify as an ISO, the tax effects for the optionholder and the Company will be identical to those described above for NQSOs.

New Plan Benefits

   No options have been granted under the 1995 Plan. The number of shares covered by particular options to be granted under the 1995 Plan is not determinable at this time.

Vote Required; Recommendation of the Board of Directors

   Management recommends a vote FOR the adoption of the 1995 Stock Option Plan. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present or represented and entitled to vote at the Annual Meeting will be necessary for stockholder approval of the 1995 Stock Option Plan.

              AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                     TO INCREASE AUTHORIZED COMMON STOCK

   At a meeting of the Board of Directors of the Company on March 10, 1995, the Company's Directors approved an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") to increase the number of authorized shares of Common Stock of the Company from 100,000,000 to 150,000,000 shares of Common Stock, par value $.01 per share. Such approval was subject to the approval of the holders of a majority of the outstanding shares of Common Stock.

   In connection with such proposal, the following resolution will be introduced at the Annual Meeting:

   RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of this Corporation be amended to read as follows:

   "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifty-One Million Five Hundred Thousand (151,500,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock, par value One Cent ($.01) per share, and One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock, par value Ten Cents ($.10) per share."

Increase in Authorized Common Stock

   The Board of Directors recommends that the Company's stockholders approve the proposed Amendment to the Certificate of Incorporation to increase the authorized Common Stock of the Company to 150,000,000 shares of Common Stock, par value $.01 per share, because it considers such proposal to be in the best long-term and short-term interests of the Company, its stockholders and its other constituencies. Substantially all shares of Common Stock currently authorized are either outstanding or reserved for issuance. The proposed increase in the number of shares of authorized Common Stock will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, acquisitions, financings and other corporate purposes. The Board of Directors believes that the availability of the additional shares of Common Stock for such purposes without delay or the necessity for a special stockholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of Common Stock will also enable the Company to act promptly when the Board of Directors determines that the issuance of additional shares of Common Stock is advisable. It is possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

   Except for issuance in connection with the various stock options referred to in this Proxy Statement, the Company does not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any of the remaining additional shares of Common Stock which would be authorized by the proposed Amendment to the Certificate of Incorporation.


   Under the Restated Certificate of Incorporation, the Corporation presently has authority to issue 100,000,000 shares of Common Stock, par value $.01 per share, of which 71,620,487 shares were issued and outstanding on April 25, 1995. In addition, as of April 25, 1995, approximately 12,541,580 shares of Common Stock were reserved for issuance under the Company's Stock Option Plans, under which options to purchase a total of 11,718,172 shares of Common Stock were outstanding. All such plans and options are hereinafter referred to collectively as the "Options". Approximately 823,408 shares were available for issuance on April 25, 1995.


   The Company intends to apply to the New York Stock Exchange, on which the shares of Common Stock are currently listed, for the listing thereon of the additional shares to be issued and reserved for future issuance upon the approval of the Amendment to the Restated Certificate of Incorporation.

   The Board of Directors recommends that stockholders vote FOR the adoption of the Amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock to 150,000,000 shares of Common Stock, par value $.01 per share. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be necessary for the approval of the Amendment to the Restated Certificate of Incorporation.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation -- General

   The following table sets forth compensation paid or awarded to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for all services rendered to the Company and its subsidiaries in 1992, 1993 and 1994.

                          Summary Compensation Table

                                           Annual Compensation          Long-Term Compensation
                                     --------------------------------   ----------------------
                                                           Bonus/Annual   Stock       Long-Term         All
                                                             Incentive   Option       Incentive        Other
 Name and Principal Position         Year     Salary          Award     Awards(2)      Payouts     Compensation(3)
 ---------------------------        -----  ----------   -------------  ----------     ---------     -----------
Richard M. Scrushy ..............    1992  $  730,666   $     509,904  3,450,000          --         $    8,794
Chairman of the Board, President     1993     820,768       1,900,000    542,000          --             10,796
and Chief Executive Officer (1)      1994   1,207,228       2,000,000        --                          12,991
James P. Bennett ................    1992  $  158,862   $      75,000    190,000          --         $    4,650
President -- HEALTHSOUTH ........    1993     250,514         130,000     80,000          --              6,640
Inpatient Operations (1) ........    1994     357,740         250,000        --                          10,760
Aaron Beam, Jr. .................    1992  $  241,709   $      90,000    200,000          --         $    6,811
Executive Vice President ........    1993     252,039         100,000     50,000          --              9,342
and Chief Financial Officer  ....    1994     298,223         175,000        --                          11,272
Anthony J. Tanner ...............    1992  $  196,066   $     100,000    200,000          --         $    6,693
Executive Vice President --  ....    1993     194,341         105,000     50,000          --              8,401
Administration and Secretary  ...    1994     277,985         175,000        --                          10,329
P. Daryl Brown ..................    1992  $  164,538   $     100,000    190,000          --         $    6,765
President -- HEALTHSOUTH ........    1993     182,707         160,000                     --              7,701
Outpatient Centers ..............    1994     272,573         200,000                                    10,226


   (1) Effective March 10, 1995, Mr. Bennett was named President and Chief Operating Officer of the Company. Mr. Scrushy remains Chairman of the Board and Chief Executive Officer of the Company.

   (2) All share numbers have been restated to reflect a two-for-one split of the Company's Common Stock effective April 17, 1995.

   (3) Includes car allowances of $500 per month for Mr. Scrushy and $350 per month for the other Named Executive Officers. Also includes (a) matching contributions under the Company's Retirement Investment Plan for 1992, 1993 and 1994, respectively, of: $598, $393 and $318 to Mr. Scrushy; $415, $380 and $355
to Mr. Beam;  $450,  $453 and $625 to Mr.  Bennett;  $426,  $275 and $334 to Mr.
Tanner; and $817, $473 and $274 to Mr. Brown; (b) awards under the Company's Employee Stock Benefit Plan for 1993 and 1994, respectively, of $3,123 and $4,910 to Mr. Scrushy; $3,123 and $4,910 to Mr. Beam; $1,102 and $4,910 to Mr.
Bennett; $3,123 and $4,910 to Mr. Tanner; and $2,846 and $4,910 to Mr. Brown; and (c) split-dollar life insurance premiums paid in 1993 and 1994 of $1,280 and $1,723 with respect to Mr. Scrushy; $1,639 and $1,807 with respect to Mr. Beam; $885 and $1,025 with respect to Mr. Bennett; $804 and $885 with respect to Mr. Tanner; and $182 and $842 with respect to Mr. Brown. See "Executive Compensation and Other Information -- Retirement Investment Plan" and "Executive Compensation
- -- Employee Stock Benefit Plan".

Stock Option Grants in 1994

   No stock option grants to the Named Executive Officers were made in 1994.

Stock Option Exercises in 1994 and Option Values at December 31, 1994


                      Number of                                                    Value of Unexercised
                       Shares                   Number of Unexercised Options      In-the-Money Options
                      Acquired                     at December 31, 1994            at December 31, 1994
                                               -------------------------------  ----------------------------
                          on        Value
    Name              Exercise     Realized    Exercisable     Unexercisable    Exercisable   Unexercisable
    ----             ----------   ---------    -----------    --------------  -------------  ---------------
Richard M. Scrushy        --           --       5,679,680              --     $  61,765,800  $           --
James P. Bennett ..    22,500      330,825        197,500           37,500        2,105,646         399,806
Aaron Beam, Jr.....   100,325    1,705,904        173,100           26,250        1,863,881         279,864
Anthony J. Tanner .       --           --         433,750           26,250        4,773,675         279,864
P. Daryl Brown.....       --           --         288,500           37,500        3,172,968         399,806

   (1) Does not reflect any options granted and/or exercised after December 31, 1994. The net effect of any such grants and exercises is reflected in the table appearing under Principal Stockholders.


   (2) Represents difference between market price of the Company's Common Stock and the respective exercise prices of the options at December 31, 1994. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of the Common Stock at the time of any such exercise and thus are dependent upon future performance of the Common Stock.


Stockholder Return Comparison

   Set forth below is a line graph comparing the total returns of the Company's Common Stock, the Standard & Poor's 500 (S&P 500) Index and a peer group index ("Rehab Index") compiled by the Company, consisting of Tenet Healthcare Corporation, Continental Medical Systems, Inc. and NovaCare, Inc., publicly-traded healthcare companies whose businesses are similar in some respects to that of the Company. As permitted by the rules of the Securities and Exchange Commission, the Company has constructed the Rehab Index because of its belief that no published industry or line-of-business index reflects issuers whose business is comparable to that of the Company. The three companies constituting the Rehab Index were the largest publicly-traded providers of rehabilitative healthcare services other than the Company during the five-year period presented. The Company selected such companies for the Rehab Index based upon the nature of such companies' businesses. The graph assumes $100 invested on December 31, 1989, in HEALTHSOUTH Common Stock and each of the indices. The Rehab Index has been weighted for market capitalization, and the Company assumes reinvestment of dividends for purposes of the graph.

                                 ******************
                                 GRAPH APPEARS HERE
                                 ******************

                            HRC            S&P            Index
                          ------          ------          ------
            1989          100             100             100
            1990          144.84           96.92          101.72
            1991          305.71          126.91          129.52
            1992          229.35          136.54          144.79
            1993          219.57          149.87          116.43
            1994          316.98          150.94           81.85



Stock Option Plans


   Set forth below is information concerning the various stock option plans of the Company at December 31, 1994. All share amounts and exercise prices have been restated to reflect a two-for-one split of the Company's Common Stock effective April 17, 1995.

1984 Incentive Stock Option Plan


   The Company had a 1984 Incentive Stock Option Plan (the "ISO Plan"), intended to qualify under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), covering an aggregate of 2,400,000 shares of Common Stock. The ISO Plan expired on February 28, 1994, in accordance with its terms. As of December 31, 1994, there were outstanding under the ISO Plan options to purchase 29,466 shares of the Company's Common Stock at prices ranging from $5.04 to $7.57 per share. All such options remain in full force and effect in accordance with their terms and the ISO Plan. Under the ISO Plan, which was administered by the Board of Directors, key employees could be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant (or 110% of fair market value in the case of a 10% stockholder/grantee). The outstanding options granted under the ISO Plan must be exercised within ten years from the date of grant, are cumulatively exercisable with respect to 25% of the shares covered thereby after the expiration of each of the first through the fourth years following the date of grant, are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months after termination of employment, unless such termination is by reason of death.

1988 Non-Qualified Stock Option Plan


   The Company also has a 1988 Non-Qualified Stock Option Plan (the "NQSO Plan") covering a maximum of 2,400,000 shares of Common Stock. As of December 31, 1994, there were outstanding under the NQSO Plan options to purchase 172,680 shares of the Company's Common Stock at prices ranging from $3.13 to $6.59 per share. The NQSO Plan, which is administered by the Board of Directors (except with respect to options granted to Directors, as to which it is administered by an Independent Stock Option Committee), provides that Directors, executive officers and other key employees may be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant. The NQSO Plan terminates on the earliest of (a) February 28, 1998, (b) such time as all shares of Common Stock reserved for issuance under the NQSO Plan have been acquired through the exercise of options granted thereunder or (c) such earlier time as the Board of Directors of the Company may determine. Except for options covering 67,000 shares, which contain vesting provisions similar to those contained in options granted under the ISO Plan, options granted pursuant to the NQSO Plan have a five-year term (except for options covering 345,000 shares which have a ten-year term), are exercisable at any time during such period, are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months of termination of association with the Company as a Director or termination of employment, unless such termination is by reason of death.


1989, 1990, 1992, 1992 and 1993 Stock Option Plans


   The Company also has a 1989 Stock Option Plan (the "1989 Plan"), a 1990 Stock Option Plan (the "1990 Plan"), a 1991 Stock Option Plan (the "1991 Plan"), a 1992 Stock Option Plan (the "1992 Plan"), and a 1993 Stock Option Plan (the "1993 Plan"), under each of which incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. The 1989, 1990, 1991, 1992 and 1993 Plans cover a maximum of 1,200,000 shares, 1,800,000 shares, 5,600,000 shares, 2,800,000 shares and 2,800,000 shares, respectively, of the Company's Common Stock. As of December 31, 1994, there were outstanding options to purchase 437,384 shares of Common Stock at prices ranging from $5.04 to $7.57 per share under the 1989 Plan, 1,357,526 shares of Common Stock at prices ranging from $7.29 to $7.57 per share under the 1990 Plan, 4,712,158 shares of Common Stock at an exercise price of $7.29 per share under the 1991 Plan, 2,449,250 shares of Common Stock at exercise prices ranging from $7.29 to $7.63 per share under the 1992 Plan, and 2,140,410 shares of Common Stock at prices ranging from $6.75 to $18.25 per share under the 1993 Plan. Each of the 1989, 1990, 1991, 1992 and 1993 Plans is administered in the same manner as the NQSO Plan and provides that Directors, executive officers and other key employees may be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant. Each of the 1989, 1990, 1991, 1992 and 1993 Plans terminates on the earliest of (a) October 25, 1999, October 15, 2000, June 19, 2001, June 16, 2002, and April 19, 2003, respectively, (b) such time as all shares of Common Stock reserved for issuance under such Plan have been acquired through the exercise of options granted thereunder, or (c) such earlier times as the Board of Directors of the Company may determine. Options granted under these Plans which are designated as ISOs contain vesting provisions similar to those contained in options granted under the ISO Plan and have a ten-year term. NQSOs granted under these Plans, if any, will have a ten-year term. Options granted under these Plans are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and will expire within three months of termination of association with the Company as a Director or termination of employment, unless such termination is by reason of death.


1993 Consultants' Stock Option Plan

   The Company also has a 1993 Consultants' Stock Option Plan (the "1993 Consultants' Plan"), under which NQSOs may be granted, covering a maximum of 1,500,000 shares of Common Stock. As of December 31, 1994, there were outstanding under the 1993 Consultants' Plan options to purchase 745,000 shares of Common Stock at exercise prices ranging from $6.75 to $18.25 per share. The 1993 Consultants' Plan, which is administered in the same manner as the NQSO Plan, provides that certain non-employee consultants who provide significant services to the Company may be granted options to purchase shares of Common Stock at such prices as are determined by the Board of Directors or the appropriate committee. The 1993 Consultants' Plan terminates on the earliest of
(a) February 25, 2003, (b) such time as all shares of Common Stock reserved for issuance under the 1993 Consultants' Plan have been acquired through the exercise of options granted thereunder, or (c) such earlier time as the Board of Directors of the Company may determine. Options granted under the 1993
Consultants' Plan have a ten-year term. Options granted under the 1993 Consultants' Plan are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months of termination of association with the Company as a consultant, unless such termination is by reason of death.


Executive Loans


   In order to enhance equity ownership by senior management, in 1989 the Company adopted a program of making loans to officers holding the position of Group Vice President and above to facilitate the exercise of stock options held by such persons. Each loan bears interest at the prime rate announced from time to time by AmSouth Bank of Alabama, Birmingham, Alabama, and is secured by a first lien on the shares of Common Stock acquired with the proceeds of the loan. Each loan has a ten-year term, and the Company's lien on the shares of Common Stock is released as the indebtedness is repaid at the rate of one share per the weighted average option exercise price repaid. The only loan currently outstanding under such program is a loan made on May 7, 1992, to P. Daryl Brown, President -- HEALTHSOUTH Outpatient Centers, which had an original principal balance of $213,613 and of which $190,000 remained outstanding at December 31, 1994.


Retirement Investment Plan

   Effective January 1, 1990, the Company adopted the HEALTHSOUTH Retirement Investment Plan (the "401(k) Plan"), a retirement plan intended to qualify under
Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is open to all full-time and part-time employees of the Company who are over the age of 21, have one full year of service with the Company and have at least 1,000 hours of service in the year in which they enter the 401(k) Plan. Eligible employees may elect to participate in the Plan on January 1 and July 1 in each year.

   Under the 401(k) Plan, participants may elect to defer up to 20% of their annual compensation (subject to nondiscrimination rules under the Internal Revenue Code). The deferred amounts may be invested among four options, at the participant's direction: a money market fund, a bond fund, a guaranteed insurance contract or an equity fund. The Company will match a minimum of 10% of the amount deferred by each participant, up to 4% of such participant's total compensation, with the matched amount also directed by the participant. See Note 12 of "Notes to Consolidated Financial Statements".

   Aaron Beam, Jr., Executive Vice President and Chief Financial Officer of the Company, and Anthony J. Tanner, Executive Vice President -- Administration and Secretary of the Company, serve as Trustees of the 401(k) Plan, which is administered by the Company.

Employee Stock Benefit Plan

   Effective January 1, 1991, the Company adopted the HEALTHSOUTH Rehabilitation Corporation and Subsidiaries Employee Stock Benefit Plan (the "ESOP"), a retirement plan intended to qualify under sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended. The ESOP is open to all full-time and part-time employees of the Company who are over the age of 21, have one full year of service with the Company and have at least 1,000 hours of service in the year in which they begin participation in the ESOP on the next January 1 or July 1 after the date on which such employee satisfies the aforementioned conditions.

   The ESOP was established with a $10,000,000 loan from the Company, the proceeds of which were used to purchase 413,793 shares of the Company's Common Stock. In 1992, an additional $10,000,000 loan was made to the ESOP, which was used to purchase an additional 416,666 shares of Common Stock. Under the ESOP, a Company Common Stock account (a "company stock account") is established and maintained for each eligible employee who participates in the ESOP. In each plan year, such account is credited with such employee's allocable share of the Common Stock held by the ESOP and allocated with respect to such plan year. Each employee's allocable share for any given plan year is determined according to the ratio of such employee's compensation for such plan year to the compensation of all eligible participating employees for the same plan year.


   Under the ESOP, eligible employees who participate in the ESOP and who have attained age 55 and have completed 10 years of participation in the ESOP may elect to diversify the assets in their company stock account by directing the plan administrator to transfer to the 401(k) Plan a portion of their company stock account to be invested, as the eligible employee directs, in one or more of the investment options available under the 401(k) Plan. See Note 12 of "Notes to Consolidated Financial Statements".


   Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, Aaron Beam, Jr., Executive Vice President and Chief Financial Officer of the Company, and Anthony J. Tanner, Executive Vice President -- Administration and Secretary of the Company, serve as Trustees of the ESOP, which is administered by the Company.


Stock Purchase Plan

   In order to further encourage employees to obtain equity ownership in the Company, the Company's Board of Directors adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") effective January 1, 1994. Under the Stock Purchase Plan, participating employees may contribute $10 to $200 per pay period toward the purchase of the Company's Common Stock in open-market transactions. The Stock Purchase Plan is open to regular full-time or part-time employees who have been employed for six months and are at least 21 years old. After six months of participation in the Stock Purchase Plan, the Company will provide a 10% matching contribution to be applied to purchases under the Stock Purchase Plan. The Company also pays all fees and brokerage commissions associated with the purchase of the stock. The Stock Purchase Plan is administered by a broker-dealer firm not affiliated with the Company.

Board Compensation

   Directors who are not also employed by the Company are paid Directors' fees of $10,000 per annum, plus $3,000 for each meeting of the Board of Directors and $1,000 for each Committee meeting attended. In addition, Directors are reimbursed for all out-of-pocket expenses incurred in connection with their duties as Directors. The Directors of the Company, including Mr. Scrushy, have been granted non-qualified stock options to purchase shares of the Company's Common Stock. See "Executive Compensation and Other Information -- Stock Option Plans" above.

Audit and Compensation Committee Report on Executive Compensation

General

   The Board of Directors of the Company has an Audit and Compensation Committee (the "Committee"), consisting of Ms. Givens, Mr. Strong and Dr. Watkins. The Committee is charged by the Board of Directors with establishing a compensation plan which will enable the Company to compete effectively for the services of qualified officers and key employees, to give such employees appropriate incentive to pursue the maximization of long-term stockholder value, and to recognize such employees' success in achieving both qualitative and quantitative goals for the benefit of the Company. The Committee makes recommendations to the full Board of Directors as to appropriate levels of compensation for specific individuals, as well as compensation and benefit programs for the Company as a whole.

Compensation Philosophy and Policies for Executive Officers


   As its first principle, the Committee believes that executives of the Company should be rewarded based upon their success in meeting the Company's operational goals, improving its earnings, establishing its leadership role in the health and rehabilitative services fields, and generating returns for its stockholders, and the Committee strives to establish levels of compensation that take such factors into account and provide appropriate recognition for past achievement and incentive for future success. The Committee recognizes that the demand for executives with expertise and experience in the healthcare and rehabilitative services fields is intense. In order to attract and retain qualified persons, the Committee believes that the Company must offer current compensation at levels consistent with other publicly-held healthcare and rehabilitative services companies. In addition, the Committee believes that it is in the best interests of the Company's stockholders to offer its executives meaningful equity participation in the Company, in order that those executives' interests will be aligned with those of the Company's stockholders. The Committee feels that the historic mix of cash compensation and equity participation has proven to be effective in stimulating the Company's executives to meet both long-term and short-term goals.


   The Company's compensation program has three distinct elements: base salary; incentive compensation, including both cash incentive compensation and equity-based compensation; and retirement compensation. These elements are discussed below.

   Base Salary: While the demand for experienced managers in the healthcare and rehabilitative services fields continues to grow, the Company has been very successful in attracting and retaining key executives, many of whom have been with the Company since its early days. The Company believes that its compensation package is instrumental in such success. The Committee endeavors to establish base salary levels for those key executives which are consistent with those provided for similarly situated executives of other publicly-held healthcare companies, taking into account each executive's areas and level of responsibility, historical performance and tenure with the Company. In establishing such levels, the Company considers compensation for executives of other publicly-held providers of rehabilitative healthcare services, such as Continental Medical Systems and NovaCare, Inc., as well as other publicly-held healthcare companies, such as Columbia/HCA and Tenet Healthcare Corporation. Compensation decisions are not targeted to specific levels in the range of compensation paid by such companies, nor does the Company maintain a reference record of where its compensation stands with respect to such other companies. However, the Committee and the Board of Directors take such levels of compensation into account in determining appropriate levels of compensation for the Company's executives.

   Incentive Compensation: In addition to base salary, the Committee recommends to the Board of Directors cash incentive compensation for executives of the Company, based upon each such executive's success in meeting qualitative and quantitative performance goals on an annual basis. The total incentive bonus pool available for the Company's executives is capped at the lesser of (a) the amount by which the Company's annual net income exceeds the budgeted annual net income established by the Board of Directors and (b) 10% of the Company's annual net income. No bonuses are payable unless annual net income exceeds budgeted net income. Individual incentive bonuses within such bonus pool are not determined in a formulary manner, but are determined on a basis that takes into account each executive's success in achieving standards of performance which may or may not be quantitative, established by the Board of Directors and such executive's superiors. Bonus determinations are made on a case-by-case basis, taking into account appropriate quantitative and qualitative factors, and there is no fixed relationship between any particular performance factor and the amount of a given executive's bonus. Historically, incentive compensation has been a major component of the Company's executive compensation, and the Committee believes that placing executives at risk for such a component has been effective in motivating such executives to achieve such goals.

   In 1994, the Committee engaged William M. Mercer, Inc. as a consultant to perform a study of the Company's executive compensation programs. The Mercer report concluded that the Company's compensation mix was significantly more highly-leveraged, at risk and performance-focused than other companies selected by Mercer for comparison, with 41% of the Company's cash compensation for executive officers being at-risk, performance-based compensation, compared to 29% for the other companies reviewed by Mercer.

   In addition to cash incentive compensation, as a growth company, the Company has always utilized equity-based compensation, in the form of stock options, as a tool to encourage its executives to work to meet its operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to the Company's success in enhancing its market value over time, the Committee feels that its stock option programs have been very effective in aligning the interests of management and stockholders.


   The Board of Directors, in consultation with the Committee, determines stock option grants under the Company's various stock option plans, all of which are described above under "Executive Compensation and Other Information -- Stock Option Plans". Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to the Company's results of operations. Options are also used to give incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities. In evaluating option grants, the Board of Directors considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The Committee believes that the opportunity to acquire a significant equity interest in the Company has been a strong motivation for the Company's executives to pursue the long-term interests of the Company and its stockholders, and has promoted longevity and retention of key executives. Information relating to stock options granted to the five most highly-compensated executive officers of the Company is set forth elsewhere in this Proxy Statement.

   In connection with the Company's use of stock options as a significant component of compensation, the Mercer study referred to above indicated that most companies in Mercer's long-term incentive survey utilized two long-term incentive plans, while the Company used stock options as its only long-term incentive plan. The Mercer study noted that the Company's use of stock options was very consistent with the practices of high-growth companies that wished to increase the ownership stake of executives in the company and to conserve cash by using stock rather than cash in long-term plans.


   Retirement Compensation: As described under "Executive Compensation and Other Information -- Retirement Investment Plan", in 1991 the Company adopted a 401(k) retirement plan in order to give all full-time employees an opportunity to provide for their retirement on a tax-advantaged basis. In order to further tie employees' interests to the long-term market value of the Company, the Company adopted an Employee Stock Benefit Plan (the "ESOP") in 1991, which gives all full-time employees an opportunity to invest a portion of their retirement funds in Common Stock of the Company on a tax-advantaged basis. See "Executive Compensation and Other Information -- Employee Stock Benefit Plan". While these plans provide benefits to all full-time employees, the Committee believes that the ESOP provides additional incentive to executives to maximize stockholder value over the long term.


Chief Executive Officer Compensation

   The Company is a party to an Employment Agreement with Richard M. Scrushy, pursuant to which Mr. Scrushy is employed as Chairman of the Board and Chief Executive Officer of the Company for a five-year term which ends December 31, 1999. Such term is automatically extended for an additional year on December 31 of each year. In addition, the Company has agreed to use its best efforts to cause Mr. Scrushy to be elected as a Director of the Company during the term of the Agreement. Under the Agreement, Mr. Scrushy received a base salary of $900,000, excluding incentive compensation of $400,000, in 1994 and is to receive the same base salary in 1995 and each year thereafter, with incentive compensation of up to $900,000, subject to annual review by the Board of Directors, and is entitled to participate in any bonus plan approved by the Board of Directors for the Company's management. The incentive compensation is earned at $75,000 per month in 1995, contingent upon the Company's success in meeting certain monthly budgeted earnings per share targets. Mr. Scrushy earned the entire $400,000 incentive component of his compensation in 1994, as all such targets were met. In addition, Mr. Scrushy was awarded $2,000,000 under the management bonus plan. Such additional bonus was based on the Committee's assessment of Mr. Scrushy's contribution to the establishment of the Company as the industry leader in rehabilitative healthcare services, including his role in the integration of the NME Selected Hospitals and his role in the negotiation and consummation of the ReLife acquisition, as well as the Company's success in achieving annual budgeted net income targets. Mr. Scrushy is also provided with a car allowance in the amount of $500 per month and disability insurance through a Company-wide plan or otherwise. Under the Agreement, Mr. Scrushy's employment may be terminated for cause or if he should become disabled. Termination of Mr. Scrushy's employment under the Agreement will result in certain severance pay arrangements. In the event that the Company shall be acquired, merged or reorganized in such a manner as to result in a change of control of the Company, Mr. Scrushy has the right to terminate his employment under the Agreement, in which case he will receive a lump sum payment equal to three years' annual base salary (including the gross incentive portion thereof) under the Agreement. Mr. Scrushy has agreed not to compete with the Company during any period to which any such severance pay relates. Mr. Scrushy may terminate the Agreement at any time upon 180 days' notice, in which case he will receive one year's base salary as severance pay.

   The Committee reports to the Board of Directors on compensation arrangements with Mr. Scrushy, and recommends to the Board of Directors the level of incentive compensation, both cash and equity-based, which is appropriate for Mr. Scrushy with respect to each fiscal year of the Company. In making such recommendation, the Committee takes into account the Company's performance in the marketplace, its success in meeting strategic goals and its success in meeting monthly and annual budgets established by the Board of Directors. Again, ultimate compensation decisions are not made in a formulary manner, but in a manner which takes into account the Company's competitive position, its position in the financial markets, and the significant contributions made by Mr. Scrushy to the success of the Company. In making its decisions with respect to Mr. Scrushy's compensation, the Committee believes that it is appropriate to recognize that, as a management founder of the Company, Mr. Scrushy has played an instrumental role in establishing the Company as the industry leader in rehabilitative healthcare services and that, under his leadership, the Company has significantly enhanced stockholder value over a period of years and continues to grow in assets, net revenues, net income and market value. Mr. Scrushy's stewardship of the Company has led it to 35 consecutive profitable quarters since the second quarter of 1986, with steadily increasing earnings per share. The Company's assets increased by 21.1% from December 31, 1993, to December 31, 1994; its net revenues and income (excluding the effect of one-time charges in 1993) rose 95.9% and 100.6%, respectively, in the same period; and its stock price increased by 44.4% over the same period. This represents an increase of $506,947,000, or 57.8%, in stockholder value over the period. In view of these accomplishments, the Committee believes that it is important to ensure that, if Mr. Scrushy is successful in leading the Company to achieve the goals set by the Board of Directors, his compensation will be at a level commensurate with that of chief executive officers of similarly-situated public companies and that he will continue to have the opportunity to obtain a significant equity interest in the Company.

Section 162(m) of the Internal Revenue Code

   The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly-held corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of the corporation during a corporation's tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is "performance based" within the meaning of that term under Section 162(m) of the Internal Revenue Code. Certain transition rules apply with respect to stock option plans which were approved prior to December 20, 1993, pursuant to Rule 16b-3(b) under the Exchange Act.

   The Company believes that the 1995 Stock Option Plan, as proposed, meets the requirements of Section 162(m) as a performance-based plan. The Company's other stock option plans will be amended to the extent necessary to meet such requirements during the period allowed by the transition rules. The Committee and the Board of Directors have currently made a decision not to amend the Company's cash compensation programs to meet all requirements of Section 162(m) because such a decision would not be in the best interests of the Company's stockholders. The Committee believes that, in establishing bonus and incentive awards, certain subjective factors must be taken into account in particular cases, based upon the experienced judgment of the Committee members as well as on factors which may be objectively quantified. The preservation of tax deductibility of all compensation is an important consid-eration. However, the Committee believes that it is important that the Company retain the flexibility to reward superior effort and accomplishment even where all cash compensation may not be fully deductible. The Committee will continue to review the requirements for deductibility under Section 162(m) and will take such requirements into account in the future as it deems appropriate and in the best interests of the Company's stockholders. A portion of Mr. Scrushy's compensation paid with respect to 1994 will not be deductible; however, the Company believes that all other compensation paid to executive officers will be fully deductible.

Conclusion

   The Committee believes that the levels and mix of compensation provided to the Company's executives during 1994 were appropriate and were instrumental in the achievement of the Company's goals for 1994. It is the intent of the Committee to ensure that the Company's compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of the Company and its stockholders.

   The foregoing report is submitted by the following Directors of the Company, comprising all of the members of the Committee of the Board of Directors:

                                C. Sage Givens
                               George H. Strong
                         Phillip C. Watkins, Chairman

               PRINCIPAL STOCKHOLDERS


   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 25, 1995, (a) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (b) by each of the Company's Directors and (c) by the Company's five most highly compensated executive officers and all executive officers and Directors as a group.



                                                Number of Shares
                                                 Beneficially   Percentage of
      Name and Address of Owner                    Owned(1)     Common Stock
      -------------------------                 ---------------  ------------
Richard M. Scrushy ............................  5,794,782 (2)     7.50%
 Two Perimeter Park South Birmingham, Alabama
35243 .........................................
John S. Chamberlin ............................     80,000 (3)      *
C. Sage Givens ................................    200,000 (3)      *
Charles W. Newhall III ........................    280,720 (4)      *
George H. Strong ..............................    226,001 (5)      *
Phillip C. Watkins, M.D. ......................    358,398 (6)      *
Aaron Beam, Jr. ...............................    205,550 (7)      *
James P. Bennett ..............................    285,000 (8)      *
Larry R. House ................................    397,926 (9)      *
Anthony J. Tanner .............................    496,000(10)      *
Richard F. Celeste ............................     60,000 (3)      *
P. Daryl Brown ................................    395,000(11)      *
Forstmann-Leff Associates, Inc. ...............  4,071,522(12)     5.68%
 55 East 52nd Street New York, New York 10055
The Travelers Inc. ............................  3,649,028(13)     5.09%
 65 East 55th Street New York, New York 10022
American Express Company ......................  3,766,000(14)     5.26%
 American Express Tower World Financial Center
New York, New York 10285 ......................
All Executive Officers and Directors as a
Group (16 persons).............................  9,198,902(15)    11.44%

    (1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as otherwise indicated.


    (2) Includes 5,679,680 shares subject to currently exercisable non-qualified stock options. See "Executive Compensation and Other Information -- Stock Option Plans".


    (3) All of the shares are subject to currently exercisable non-qualified stock options.

    (4) Includes 420 shares owned by members of Mr. Newhall's immediate family, and 280,000 shares are subject to currently exercisable non-qualified stock options.


    (5) Includes 100,000 shares subject to currently exercisable non-qualified stock options.


    (6) Includes 275,000 shares subject to currently exercisable non-qualified stock options and 998 shares held in trust for his children.

    (7) Includes 184,350 shares subject to currently exercisable stock options and 200 shares owned by his spouse. See "Executive Compensation and Other Information -- Stock Option Plans".


    (8) Includes 247,500 shares which are subject to currently exercisable stock options. See "Executive Compensation and Other Information -- Stock Option Plans".

    (9) Includes 276,884 shares subject to currently exercisable stock options. See "Executive Compensation and Other Information -- Stock Option Plans".

    (10) Includes 460,000 shares subject to currently exercisable stock options, 36,000 held in trust by Mr. Tanner for his children. See "Executive Compensation and Other Information -- Stock Option Plans".

    (11) Includes 356,000 shares subject to currently exercisable stock options. See "Executive Compensation and Other Information -- Stock Option Plans".

   (12) Shares held of record for various investment funds for which Forstmann-Leff Associates Inc. ("FLA") acts as investment advisor. Includes 2,117,326 shares as to which FLA claims sole voting power, 1,986,196 shares as to which FLA claims shared voting power, 3,029,558 shares as to which FLA claims sole investment power and 1,041,962 shares as to which FLA claims shared investment power.

    (13) Assumes conversion of convertible debentures held of record by The Travelers and its subsidiaries as broker-dealer. The Travelers and its subsidiaries Smith Barney Holdings Inc. and Smith Barney Inc. claim shared voting and dispositive power with respect to all such shares.

   (14) Shares held of record for investment funds for which American Express Financial Advisors Inc. (together with its parent, American Express Company, "American Express") acts as investment advisor. Includes 1,149,200 shares as to which American Express claims shared voting power and 3,766,000 shares as to which American Express claims shared dispositive power.


   (15) Includes 8,797,382 shares subject to currently exercisable stock options held by officers and Directors.

    *  Less than 1%
                             CERTAIN TRANSACTIONS

   During 1994, the Company paid $7,962,000 for the purchase of new NCR computer equipment from GG Enterprises, a value-added reseller of computer equipment which is owned by Grace Scrushy, the mother of Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Gerald P. Scrushy, Senior Vice President -- Physical Resources of the Company. Such purchases were made in the ordinary course of the Company's business. The price paid for this equipment was more favorable to the Company than that which could have been obtained from an independent third party seller.

   During 1994, the Company paid $670,000 to Caretenders Health Corp., a provider of home healthcare services and related services, for services provided by Caretenders to the Company. Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Michael D. Martin, Senior Vice President and Treasurer of the Company, served until August 1994 as directors of Caretenders Health Corp. In addition, the Company beneficially owns approximately 30% of the issued and outstanding shares of common stock of Caretenders. Such purchases were made in the ordinary course of the Company's business. The Company believes that the price paid for the services provided by Caretenders was no less favorable to the Company than that which could have been obtained from an independent third-party provider.

   During 1994, the Company paid $1,409,000 to MedPartners, Inc. for management services rendered to certain physician practices owned by the Company. Richard
M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Larry R. House, a Director of the Company, are directors of MedPartners, Inc. Mr. House also serves as Chairman of the Board, President and Chief Executive Officer of MedPartners, Inc., a position which has been his principal occupation since August 1993. At March 1, 1995, Mr. Scrushy owned approximately 6.1%, Mr. House owned approximately 8.2%, and the Company owned approximately 8.3% of the issued and outstanding Common Stock of MedPartners, Inc. The Company believes that the price paid for such services was no less favorable to the Company than that which could have been obtained from an independent third-party provider.

   In June 1994, the Company sold six ancillary hospital facilities, three outpatient rehabilitation facilities and one research facility to Capstone Capital Corporation ("Capstone"), a publicly-traded real estate investment trust. The net proceeds of the Company as a result of the transaction were approximately $49,025,000, approximately $30,000,000 of which was applied to reduce indebtedness under the Company's revolving credit facility. The Company leases back substantially all these properties from Capstone and guarantees the associated operating leases, payments under which aggregate approximately
$5,728,200 annually. Actual 1994 lease payments were $2,940,000. Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Michael D. Martin, Senior Vice President -- Finance and Treasurer of the Company, were among the founders of Capstone and serve on its Board of Directors. At March 1, 1995, Mr. Scrushy owned approximately 2.5% of the issued and outstanding capital stock of Capstone, and Mr. Martin owned approximately 0.2% of the issued and outstanding capital stock of Capstone. In addition, the Company owned approximately 1.2% of the issued and outstanding capital stock of Capstone at March 1, 1995. The Company acquired its shares pursuant to a transaction wherein Mr. Scrushy and Mr. Martin assigned to the Company certain of their rights to purchase shares of Capstone's capital stock in connection with its initial capitalization. The Company paid Mr. Scrushy $90,200 and Mr. Martin $8,800 for the assignment of such rights, which amounts were determined based upon the ratio that the rights assigned to the Company bore to the initial investment by Mr. Scrushy and Mr. Martin in Capstone's predecessor. The Company believes that all transactions involving Capstone were effected on terms no less favorable than those which could have been obtained in transactions with independent third parties.


   In order to enhance equity ownership by senior management, the Company has adopted a program of making loans to officers holding the position of Group Vice President and above to facilitate the exercise of stock options held by such persons. See "Executive Compensation -- Executive Loans".

   At various times in 1992 and 1993, the Company has made loans to executive officers to assist them in meeting financial obligations at certain times when they were requested by the Company to refrain from selling Common Stock in the open market. At January 1, 1994, loans in the following original principal amounts were outstanding: $425,000 to Aaron Beam, Jr., Executive Vice President and Chief Financial Officer, $460,000 to Larry R. House, a Director and a former executive officer, and $140,000 to William T. Owens, Senior Vice President and Controller. Outstanding principal balances at December 31, 1994 were $-0- for Mr. Beam, $383,000 for Mr. House and $126,000 for Mr. Owens. Such loans bear interest at the rate of 1-1/4% per annum below the prime rate of AmSouth Bank of Alabama, Birmingham, Alabama, and are payable on demand.

                              RELATIONSHIP WITH
                        INDEPENDENT PUBLIC ACCOUNTANTS

   Ernst & Young LLP, Birmingham, Alabama, has been engaged by the Board of Directors of the Company as independent public accountants for the Company and its subsidiaries for the fiscal year 1994 and it is expected that such firm will serve in that capacity for the 1995 fiscal year. Management expects that a representative of Ernst & Young LLP will be present at the Annual Meeting to make a statement if he or she desires to do so and to be available to answer appropriate questions posed by stockholders.

                             FINANCIAL STATEMENTS

   The Company's audited financial statements for the fiscal year ended December 31, 1994, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other selected information are included in Appendix B to this Proxy Statement.

                                OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHOSE PROXY IS SOLICITED BY THE FOREGOING PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON ADDRESSED TO ANTHONY J. TANNER, SECRETARY, HEALTHSOUTH Corporation, TWO PERIMETER PARK SOUTH, BIRMINGHAM, ALABAMA 35243. SUCH A REQUEST FROM A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MUST CONTAIN A GOOD-FAITH REPRESENTATION BY SUCH PERSON THAT, AS OF APRIL 25, 1995, HE WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK.


   Please SIGN, DATE and RETURN the enclosed Proxy promptly.

                            By Order of the Board of Directors:
                            ANTHONY J. TANNER
                            Secretary

May 13, 1995

                                                                      APPENDIX A

                           HEALTHSOUTH Corporation
                            1995 STOCK OPTION PLAN

   1. Purpose of the Plan. The purpose of the 1995 Stock Option Plan (hereinafter called the "Plan") of HEALTHSOUTH Corporation, a Delaware corporation (hereinafter called the "Corporation"), is to provide incentive for future endeavor and to advance the interests of the Corporation and its stockholders by encouraging ownership of the Common Stock, par value $.01 per share (hereinafter called the "Common Stock"), of the Corporation by its Directors, executives and other key employees, upon whose judgment, interest and continuing special efforts the Corporation is largely dependent for the successful conduct of its operations, and to enable the Corporation to compete effectively with other enterprises for the services of such new Directors, executives and employees as may be needed for the continued improvement of the Corporation's business, through the grant of options to purchase shares of the Common Stock. It is intended that certain Options issued under the Plan and so designated pursuant to Section 6(c) hereof by the Committee (as defined in Section 5 hereof) shall qualify as "incentive stock options" (hereinafter called "ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (hereinafter called the "Code"), and, where applicable, the terms of the Plan shall be interpreted in accordance with such intention. Other Options may be issued under the Plan and designated by the Committee or such Independent Stock Option Committee, as the case may be, as non-qualified stock options (hereinafter called "NQSOs"). Any Option issued under the Plan and not expressly designated as an ISO shall be conclusively deemed to be an NQSO.

   2. Participants. Options may be granted under the Plan to Directors of the Corporation and to such executives and key employees of the Corporation and its subsidiaries as shall be determined by the Committee appointed by the Board of Directors as set forth in Section 5 of the Plan; provided, however, that no Option may be granted to any person if such grant would cause the Plan to cease to be an "employee benefit plan" as defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933; and provided further that no ISO may be granted to any person ineligible to be granted ISOs under Section 422(b) of the Code.

   3. Term of the Plan. The Plan shall become effective as of June 6, 1995, subject to the approval by the holders of a majority of the shares of issued and outstanding Common Stock of the Corporation at the 1995 Annual Meeting of Stockholders of the Corporation. The Plan shall terminate on the earliest of (a) June 5, 2005, (b) such time as all shares of Common Stock reserved for issuance under the Plan have been acquired through the exercise of Options granted under the Plan, or (c) such earlier time as the Board of Directors of the Corporation may determine. Any Option outstanding under the Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the Plan. No Option shall be granted under the Plan after June 5, 2005.

   4. Stock Subject to the Plan. (a) Subject to the provisions of Section 13, the aggregate number of shares of Common Stock for which Options may be granted under the Plan shall not exceed 3,500,000 shares plus such number of shares as is added pursuant to Section 4(b), and the maximum number of shares of Common Stock for which any individual may be granted Options under the Plan during any calendar year is 1,000,000. If, on or prior to the termination of the Plan as provided in Section 3, an Option granted under the Plan shall have expired or terminated for any reason without having been exercised in full, the unpurchased shares covered thereby shall again become available for the grant of Options under the Plan. Shares covered by Options surrendered in connection with the exercise of other Options pursuant to Section 9(e) shall be deemed, for purposes of this Section 4, to have been exercised, and such shares shall not again become available for the grant of Options under the Plan.

   The shares to be delivered upon exercise of Options under the Plan shall be made available, at the discretion of the Board of Directors, either from authorized but previously unissued shares as permitted by the Certificate of Incorporation of the Corporation or from shares re-acquired by the Corporation, including shares of Common Stock purchased in the open market, and shares held in the treasury of the Corporation.

   (b) The number of shares of Common Stock for which Options may be granted under the Plan shall automatically increase on the first trading day of each calendar year during the term of the Plan, beginning with the 1996 calendar year, by an amount equal to 0.9% of the shares of Common Stock outstanding on December 31 of the immediately preceding year. However, such additional shares shall be available only for the grant of NQSOs under the Plan and not for the grant of ISOs.


   5. Administration of the Plan. With respect to the participation of executives and key employees of the Corporation and its subsidiaries who are not also Directors of the Corporation, the Plan shall be administered by the Audit and Compensation Committee of the Board of Directors of the Corporation (hereinafter called the "Committee"). The acts of a majority of the Committee, at any meeting thereof at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee shall determine the executives and key employees of the Corporation and its subsidiaries who shall be granted Options and the number of shares of Common Stock to be subject to each Option.

   With respect to the participation of non-employee Directors of the Corporation, each non-employee Director shall receive, as an annual grant, an NQSO to purchase 25,000 shares of Common Stock on the date of adoption of the Plan and in each year thereafter, such Option to be granted at the Annual Meeting of the Board of Directors. The purchase price of the shares of Common Stock covered by each such NQSO granted to a non-employee Director shall be 100% of the fair market value (but in no event less than the par value) of such shares at the time the Option is granted, determined in accordance with Section 7(c) hereof.

   The interpretation and construction of any provision of the Plan or of any Option granted under it by the Committee shall be final, conclusive and binding upon all parties, including the Corporation, its stockholders and Directors, and the executives and employees of the Corporation and its subsidiaries. No member of the Board of Directors or the Committee shall be liable to the Corporation, any stockholder, any optionholder or any employee of the Corporation or its subsidiaries for any action or determination made in good faith with respect to the Plan or any Option granted under it. No member of the Board of Directors may vote on any Option to be granted to him.

   The expenses of administering the Plan shall be borne by the Corporation.

   6. Grant of Options. (a) Options may be granted under the Plan by the Committee in accordance with the provisions of Section 5 at any time prior to the termination of the Plan. In making any determination as to Directors, executives and key employees to whom Options shall be granted and as to the number of shares to be covered by such Options, the Committee shall take into account the duties of the respective Directors, executives and key employees, their present and potential contribution to the success of the Corporation, and such other factors as the Committee shall deem relevant in connection with the accomplishment of the purposes of the Plan.

   (b) Each Option granted under the Plan shall be granted pursuant to and subject to the terms and conditions of a stock option agreement to be entered into between the Corporation and the optionholder at the time of such grant. Each such stock option agreement shall be in a form from time-to-time adopted for use under the Plan by the Committee (such form being hereinafter called a "Stock Option Agreement"). Any such Stock Option Agreement shall incorporate by reference all of the terms and provisions of the Plan as in effect at the time of grant and may contain such other terms and provisions as shall be approved and adopted by the Committee.

   (c) At the time of the grant of each Option under this Plan, the Committee shall determine whether such Option is to be designated as an ISO. If an Option is to be designated as an ISO, then the provisions of Sections 6(d), 7(b) and 8(b) shall apply to such Options. The Stock Option Agreement relating to the grant of any option designated as an ISO shall reflect such designation.

   (d) Notwithstanding any contrary provision contained in this Agreement, the aggregate fair market value (determined as of the time each ISO is granted) of the shares of Common Stock with respect to which ISOs issued to any one person hereunder are exercisable for the first time during any calendar year shall not exceed $100,000.

   7. Option Price. (a) The purchase price of the shares of Common Stock covered by each Option granted under the Plan shall be at least 100% of the fair market value (but in no event less than the par value) of such shares at the time the Option is granted, or such higher purchase price as shall be determined by the Committee.

   (b) Notwithstanding any contrary provision contained in Section 7(a) hereof, no Option granted to any person who, at the time of such grant, owns, taking into account the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of the Corporation's stock or of the stock of any of its corporate subsidiaries, may be designated as an ISO unless at the time of such grant the purchase price of the shares of Common Stock covered by such Option is at least 110% of the fair market value (but in no event less than the par value) of such shares.

   (c) If the Common Stock is not listed upon a national securities exchange or exchanges, such fair market value shall be as determined by the Board of Directors of the Corporation (which determination shall be conclusive and binding for all purposes) or, if applicable, shall be deemed to be the last reported sale price for the Common Stock as quoted by brokers and dealers trading in the Common Stock in the over-the-counter market (or if the Common Stock shall be quoted by the National Association of Securities Dealers Automated Quotation system, then such NASDAQ quote) immediately prior to the commencement of the meeting of the Committee at which the Option is granted. If the Common Stock is listed upon a national securities exchange or exchanges, such fair market value shall be deemed to be the last reported sale price at which the shares of Common Stock were traded on such securities exchange or exchanges immediately prior to the commencement of the meeting of the Committee at which the Option is granted, or if no sale of the Common Stock was made on any national securities exchange on such date, then the closing price per share of the Common Stock on such securities exchange or exchanges on the next preceding day on which there was a sale of the Common Stock.

   (d) The exercise price of any outstanding Options shall not be reduced during the term of such Options except by reason of an adjustment pursuant to Section 13 hereof, nor shall the Committee or the Board of Directors cancel outstanding Options and reissue new Options at a lower exercise price in substitution for the canceled Options.

   8. Term of Options. (a) The expiration date of an Option granted under the Plan shall be as determined by the Committee at the time of grant, provided that each such Option shall expire not more than ten years after the date such Option was granted.

   (b) Notwithstanding any contrary provision contained in Section 8(a) hereof, no Option granted to any person who, at the time of such grant, owns, taking into account the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of the Corporation's stock or of the stock of any of its corporate subsidiaries, may be designated as an ISO unless by its terms each such Option shall expire not more than five years after the date such Option was granted.

   9. Exercise of Options. (a) Each Option shall become exercisable in whole or in part or in installments at such time or times as the Committee may prescribe at the time the Option is granted and specify in the Stock Option Agreement. No Option shall be exercisable after the expiration of ten years from the date on which it was granted.

   (b) Notwithstanding any contrary provision contained herein, unless otherwise expressly provided in the Stock Option Agreement, any Option granted hereunder which is, by its terms, exercisable in installments shall become immediately exercisable in full upon the occurrence of a Change in Control of the Corporation. For purposes of this Section 9(b), "Change in Control" shall mean

   (i) the acquisition (other than from the Company) by any person, entity or "group" (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, but excluding, for this purpose, the Corporation or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 25% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of Directors; or

   (ii) individuals who, as of June 6, 1995, constitute the Board of Directors of the Corporation (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person becoming a Director subsequent to such date whose election, or nomination for election, was approved by a vote of at least a majority of the Directors then constituting the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) shall be, for purposes of this Section 9(b)(ii), considered as though such person were a member of the Incumbent Board; or

   (iii) approval by the stockholders of the Company of a reorganization, merger, consolidation or share exchange, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than 75% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving entity's then-outstanding voting securities, or a liquidation or dissolution of the Corporation or the sale of all or substantially all of the assets of the Corporation.

   (c) Options may be exercised by giving written notice to the Corporation of intention to exercise, specifying the number of shares to be purchased pursuant to such exercise in accordance with the procedures set forth in the Stock Option Agreement. All shares purchased upon exercise of any Option shall be paid for in full at the time of purchase in accordance with the procedures set forth in the Stock Option Agreement. Except as provided in Sections 9(d) and 9(e) hereof, such payment shall be made in cash or through delivery of shares of Common Stock or a combination of cash and Common Stock as provided in the Stock Option Agreement. Any shares so delivered shall be valued at their fair market value determined as of the date of exercise of the Option under the method set forth in Section 7(c) hereof.

   (d) Payment for shares purchased upon exercise of any such Option may be made by delivery to the Corporation of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation an amount of sale or loan proceeds sufficient to pay the exercise price. Additionally, the Corporation will accept, in payment for shares purchased upon exercise of any such Option, proceeds of a margin loan obtained by the exercising optionholder from a broker, provided that the exercising optionholder has, at the same time as delivery to the Corporation of a properly executed exercise notice, delivered to the Corporation irrevocable instructions to the Corporation to deliver share certificates directly to such broker upon payment for such shares.

   (e) With respect to Directors and officers of the Corporation who are subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, payment for shares purchased upon exercise of any Option granted hereunder may be made by surrender of outstanding Options issued under this Plan or any other stock option plan of the Corporation having a Spread (as defined below) equal to the exercise price of the Options sought to be exercised. For purposes of this Section 9(e), the "Spread" with respect to any unexercised Option shall be equal to (i) the average price per share of Common Stock on the date of exercise, as determined by the Corporation from any commercially available reporting service reflecting trading of the Common Stock on a national securities exchange, on the National Association of Securities Dealers Automated Quotation System, or in the over the counter market, as applicable, less (ii) the exercise price of the surrender of the Option. All Options so surrendered will be deemed to have been exercised by the optionholder. Such surrender shall be evidenced in a form satisfactory to the Secretary of the Corporation.

   10. Nontransferability of Options. Options granted under the Plan shall be assignable or transferable only by will or pursuant to the laws of descent and distribution and shall be exercisable during the optionholder's lifetime only by him.

   11. Stockholder Rights of Optionholder. No holder of any Option shall have any rights to dividends or other rights of a stockholder with respect to shares subject to an Option prior to the purchase of such shares upon exercise of the Option.

   12. Termination of Option. With respect to any Option which, by its terms, is not exercisable for one year from the date on which it is granted, if an optionholder's employment by, or other relationship with, the Corporation or any of its subsidiaries terminates within one year after the date an unexercised Option containing such terms is granted under the Plan for any reason other than death, the Option shall terminate on the date of termination of such employment or other relationship. With respect to all Options granted under the Plan, if an optionholder's employment by, or other relationship with, the Corporation is terminated by reason of his death, the Option shall terminate one year after the date of death, unless the Option otherwise expires. If an optionholder's employment by, or other relationship with, the Corporation terminates for any reason other than as set forth above in this Section 12, the Option shall terminate three months after the date of termination of such employment or other relationship unless the Option earlier expires, provided that (a) if the optionholder dies within such three-month period, the Option shall terminate one year after the date of his death unless the Option earlier expires; (b) the Board of Directors may, at any time prior to any termination of such employment or other relationship under the circumstances covered by this Section 12, determine in its discretion that the Option shall terminate on the date of termination of such employment or other relationship with the Corporation; and
(c) the exercise of any Option after termination of such employment or other relationship with the Corporation shall be subject to satisfaction of the conditions precedent that the optionholder refrain from engaging, directly or indirectly, in any activity which is competitive with any activity of the Corporation or any subsidiary thereof and from otherwise acting, either prior to or after termination of such employment or other relationship, in any manner inimical or in any way contrary to the best interests of the Corporation and that the optionholder furnish to the Corporation such information with respect to the satisfaction of the foregoing condition precedent as the Board of Directors shall reasonably request. For purposes of this Section 12, a "relationship with the Corporation" shall be limited to any relationship that does not cause the Plan to cease to be an "employee benefit plan" as defined in Rule 405 of Regulation C under the Securities Act of 1933. The mere ownership of stock in the Corporation shall not be deemed to be a "relationship with the Corporation".

   Nothing in the Plan or in the Stock Option Agreement shall confer upon any optionholder the right to continue in the employ of the Corporation or any of its subsidiaries or in any other relationship thereto or interfere in any way with the right of the Corporation to terminate such employment or other relationship at any time.

   A holder  of an  Option  under  the Plan may make  written  designation  of a beneficiary on forms prescribed by and filed with the Secretary of the Corporation. Such beneficiary, or if no such designation of any beneficiary has been made, the legal representative of such optionholder or such other person entitled thereto as determined by a court of competent jurisdiction, may exercise, in accordance with and subject to the provisions of this Section 12, any unterminated and unexpired Option granted to such optionholder to the same extent that the optionholder himself could have exercised such Option were he alive or able; provided, however, that no Option granted under the Plan shall be exercisable for more shares than the optionholder could have purchased thereunder on the date his employment by, or other relationship with, the Corporation and its subsidiaries was terminated.

   13. Adjustment of and Changes in Capitalization. In the event that the outstanding shares of Common Stock shall be changed in number or class by reason of split-ups, combinations, mergers, consolidations or recapitalizations, or by reason of stock dividends, the number or class of shares which thereafter may be purchased through exercise of Options granted under the Plan, both in the aggregate and as to any individual, and the number and class of shares then subject to Options theretofore granted and the price per share payable upon exercise of such Option shall be adjusted so as to reflect such change, all as determined by the Board of Directors of the Corporation. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, then if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under the Plan, such adjustment shall be made in accordance with such determination.

   Notice of any adjustment shall be given by the Corporation to each holder of an Option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

   Fractional  shares  resulting from any adjustment in Options pursuant to this
Section 13 may be settled in cash or otherwise as the Board of Directors may determine.

   14. Securities Acts Requirements. No Option granted pursuant to the Plan shall be exercisable in whole or in part, and the Corporation shall not be obligated to sell any shares of Common Stock subject to any such Option, if such exercise and sale would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933 or other Federal or state statutes having similar requirements, as they may be in effect at that time. Each Option shall be subject to the further requirement that, at any time that the Board of Directors or the Committee, as the case may be, shall determine, in their respective discretion, that the listing, registration or qualification of the shares of Common Stock subject to such Option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors or the Committee, as the case may be.

   As a condition to the issuance of any shares upon exercise of an Option under the Plan, the Board of Directors or the Committee, as the case may be, may require the optionholder to furnish a written representation that he is acquiring the shares for investment and not with a view to distribution of the shares to the public and a written agreement restricting the transferability of the shares solely to the Corporation, and may affix a restrictive legend or legends on the face of the certificate representing such shares. Such representation, agreement and/or legend shall be required only in cases where in the opinion of the Board of Directors or the Committee, as the case may be, and counsel for the Corporation, it is necessary to enable the Corporation to comply with the provisions of the Securities Act of 1933 or other Federal or state statutes having similar requirements, and any stockholder who gives such representation and agreement shall be released from it and the legend removed at such time as the shares to which they applied are registered or qualified pursuant to the Securities Act of 1933 or other Federal or state statutes having similar requirements, or at such other time as, in the opinion of the Board of Directors or the Committee, as the case may be, and counsel for the Corporation, the representation and agreement and legend cease to be necessary to enable the Corporation to comply with the provisions of the Securities Act of 1933 or other Federal or state statutes having similar requirements.

   15. Amendment of the Plan. The Plan may, at any time or from time to time, be terminated, modified or amended by the stockholders of the Corporation by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock entitled to vote. The Board of Directors of the Corporation may, insofar as permitted by law, from time to time with respect to any shares of Common Stock at the time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that, without approval of the stockholders of the Corporation, no such revision or amendment shall increase the number of shares subject to the Plan, decrease the price at which the Options may be granted, permit exercise of Options unless full payment is made at the time of exercise (except as so provided in Section 9 hereof), extend the period during which Options may be exercised, or change the provisions relating to adjustment to be made upon changes in capitalization.

   16. Changes in Law. Subject to the provisions of Section 15, the Board of Directors shall have the power to amend the Plan and any outstanding Options granted thereunder in such respects as the Board of Directors shall, in its sole discretion, deem advisable in order to incorporate in the Plan or any such Option any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or any other statute, or Rules or Regulations of the Internal Revenue Service or any other Federal or state governmental agency enacted or promulgated after the adoption of the Plan.

    17. Legal Matters. Every right of action by or on behalf of the Corporation or by any stockholder against any past, present or future member of the Board of Directors, officer or employee of the Cor poration arising out of or in connection with this Plan shall, irrespective of the place where such action may be brought and irrespective of the place of residence of any such Director, officer or employee, cease and be barred by the expiration of three years from whichever is the later of (a) the date of the act or omission in respect of which such right of action arises, or (b) the first date upon which there has been made generally available to stockholders an annual report of the Corporation and a proxy statement for the Annual Meeting of Stockholders following the issuance of such annual report, which annual report and proxy statement alone or together set forth, for the related period, the aggregate number of shares for which Options were granted; and any and all right of action by any employee or executive of the Corporation (past, present or future) against the Corporation arising out of or in connection with this Plan shall, irrespective of the place where such action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

   This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of Delaware, applied without giving effect to any conflicts-of-law principles, and construed accordingly.

                                                                      APPENDIX B

                              TABLE OF CONTENTS

                                                                                           Page
                                                                                           Number
Business.................................................................................  B-2
Selected Financial Data..................................................................  B-2
Directors and Executive Officers.........................................................  B-3
Management's Discussion and Analysis of Financial Condition and Results of Operations ...  B-5
Audited Consolidated Financial Statements of HEALTHSOUTH Corporation and Subsidiaries  ..
Report of Independent Auditors...........................................................  B-11
Consolidated Balance Sheets..............................................................  B-12
Consolidated Statements of Income........................................................  B-13
Consolidated Statements of Stockholders' Equity..........................................  B-14
Consolidated Statements of Cash Flows....................................................  B-15
Notes to Consolidated Financial Statements...............................................  B-16
Market for the Company's Common Equity and Related Stockholders Matters..................  B-31
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure ....  B-31


                                   BUSINESS

   HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH" or the "Company"), is the nation's largest provider of rehabilitative healthcare services. In its outpatient and inpatient rehabilitation facilities, the Company has established interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. The Company's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. In addition to rehabilitation services, HEALTHSOUTH's medical center facilities also provide general and specialty medical and surgical healthcare services.

                           SELECTED FINANCIAL DATA

   Set forth below is a summary of selected consolidated financial data for the Company for the periods indicated:


                                                         Year Ended December 31,
                                        ----------------------------------------------------------
                                           1990        1991       1992         1993        1994
                                        --------   ---------    ---------  ----------   ----------
                                                 (in thousands, except per share data)
Statement of Income Data (1):
Revenues ............................  $198,087    $267,346    $464,288    $  575,346  $1,127,441
Net Income ..........................    13,587      25,198      34,594        13,592      53,225
Weighted Average Common and Common
Equivalent Shares Outstanding (2)  ..    40,650      56,148      68,836        69,434      75,876
Net Income Per Common and Common
Equivalent Share (2) ................  $    .33    $    .45    $    .50    $      .20  $      .70
Net Income Per Common Share --
Assuming Full Dilution (2)...........       .30         .42     N/A          N/A              .70
Dividends ...........................      None        None        None        None         None
Balance Sheet Data: .................
Working Capital .....................  $114,513    $183,023    $195,016    $   198,352 $  218,681
Total Assets ........................   316,594     491,004     701,210     1,281,522   1,552,334
Total Debt and Leases ...............   156,560     170,175     306,082       818,349     944,774
Retained Earnings ...................    27,735      52,079      76,480        85,640     137,027
Stockholders' Equity ................   128,898     288,434     340,466       352,396     426,134


   (1) All amounts reflect the combined results of HEALTHSOUTH and ReLife, Inc., which was acquired by HEALTHSOUTH in a pooling-of-interests transaction on December 29, 1994.

   (2) Adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend paid on December 31, 1991 and a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.


                               B-2

                              EXECUTIVE OFFICERS

   The following table sets forth certain information with respect to the Company's executive officers:


                                        All Positions                An Officer
        Name          Age              With the Company                 Since
        ----          ---              ----------------              -----------
Richard M. Scrushy    42   Chairman of the Board Chief Executive
                           Officer and Director                         1984
Aaron Beam, Jr.  ..   51   Executive Vice President and Chief
                           Financial Officer and Director               1984
Anthony J. Tanner     46   Executive Vice President -- Administration
                           and Secretary and Director                   1984
Thomas W. Carman  .   43   Executive Vice President -- Corporate
                           Development                                  1985
P. Daryl Brown  ...   40   President -- HEALTHSOUTH Outpatient
                           Centers and Director                         1986
James P. Bennett  .   37   President and Chief Operating Officer and
                           Director                                     1991
Denis J. Devane  ..   57   Executive Vice President -- Medical Center
                           Operations                                   1993
William T. Owens  .   36   Senior Vice President -- Finance and
                           Controller                                   1986
Michael D. Martin     34   Senior Vice President -- Finance and
                           Treasurer                                    1989
William W. Horton     35   Group Vice President -- Legal Services and
                           Assistant Secretary                          1994


   Richard M. Scrushy, one of the Company's management founders, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984, and also served as President of the Company from 1984 until March 1995. From 1979 to 1984, Mr. Scrushy was with Lifemark Corporation, a publicly-owned healthcare corporation, serving in various operational and management positions. Mr. Scrushy is also a director of Integrated Health Services, Inc. and MedPartners, Inc., both publicly-traded healthcare corporations, and Chairman of the Board of Capstone Capital, Inc., a publicly-traded real estate investment trust. He also serves on the boards of directors of several privately-held healthcare corporations.

   Aaron Beam, Jr., C.P.A., a management founder, serves as Executive Vice President and Chief Financial Officer of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Beam was employed by Lifemark Corporation in several financial and operational management positions for the Shared Services Division, including division controller.
Mr. Beam is a director of Ramsey Healthcare, Inc.

   Anthony J. Tanner, Sc.D., a management founder, serves as Executive Vice President Administration and Secretary of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Tanner was with Lifemark Corporation in the Shared Services Division as director, clinical and professional programs (1982-1984) and director, quality assurance and education (1980-1982), where he was responsible for the development of clinical programs and marketing programs.

   Thomas W. Carman joined the Company in 1985 as Regional Director -- Corporate Development, and now serves as Executive Vice President -- Corporate Development. From 1983 to 1985, Mr. Carman was director of development for Medical Care International. From 1981 to 1983, Mr. Carman was assistant administrator at the Children's Hospital of Birmingham, Alabama.

   P. Daryl Brown, President and Chief Operating Officer -- HEALTHSOUTH Outpatient Centers, joined the Company in April 1986 and served until June 1992 as Group Vice President -- Outpatient Operations. From 1977 to 1986, Mr. Brown served with the American Red Cross, Alabama Region, in several positions, including chief operating officer, administrative director for finance and administration and controller.


   James P. Bennett joined the Company in May 1991 as Director of Inpatient Operations, was promoted to Group Vice President -- Inpatient Rehabilitation Operations in September 1991, to President and Chief Operating Officer -- HEALTHSOUTH Rehabilitation Hospitals in June 1992, to President -- HEALTHSOUTH Inpatient Operations in February 1993 and to President and Chief Operating Officer of the Company in March 1995. Mr. Bennett was elected as a Director in February 1993. From August 1987 to May 1991, Mr. Bennett was employed by Russ Pharmaceuticals, Inc., Birmingham, Alabama, as vice president -- operations, chief financial officer, secretary and director. Mr. Bennett served as certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from October 1980 to August 1987.


   Denis J. Devane joined the Company in October 1993 as Executive Vice President -- Medical Center Operations. Mr. Devane served as Chairman and Chief Executive Officer and a director of Rebound, Inc., a head injury rehabilitation company, from July 1989 until May 1992. From 1987 through 1988, he was President and Chief Executive Officer of American Rehabilitation Services, and he previously held executive positions with Healthdyne, Inc. and Lifemark Corporation, including serving as President of Healthdyne, Inc.
and President of Lifemark's Hospital Division.

   William T. Owens, C.P.A., joined the Company in March 1986 as Controller and was appointed Vice President and Controller in December 1986. He was appointed Group Vice President -- Finance and Controller in June 1992 and became Senior Vice President -- Finance and Controller in February 1994. Prior to joining the Company, Mr. Owens served as a certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from 1981 to 1986.

   Michael D. Martin joined the Company in October 1989 as Vice President and Treasurer, and was named Senior Vice President -- Finance and Treasurer in February 1994. From 1983 through September 1989, Mr. Martin specialized in healthcare lending with AmSouth Bank N.A., Birmingham, Alabama, where he was a vice president immediately prior to joining the Company.

   William W. Horton joined the Company in July 1994 as Group Vice President -- Legal Services. From August 1986 through June 1994, Mr. Horton practiced corporate, securities and healthcare law with the Birmingham, Alabama-based firm of Haskell Slaughter Young & Johnston, Professional Association, where he served as Chairman of the Healthcare Practice Group.

   See "Election of Directors" in the Proxy Statement to which this Appendix B is attached for identification of the Directors of the Company.

                         MANAGEMENT'S DISCUSSION AND
                       ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

General

   The following discussion is intended to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including certain factors related to the acquisition by the Company of 28 inpatient rehabilitation facilities and 45 associated outpatient rehabilitation locations from NME, effective December 31, 1993 (the "NME Selected Hospitals Acquisition"), as well as factors related to the acquisition transaction between the Company and ReLife, Inc., which was effective December 29, 1994 (the "ReLife Acquisition"). The ReLife Acquisition was accounted for as a pooling of interests, and, unless otherwise indicated, all amounts shown in the following discussion have been restated to reflect the effect of the Relife Acquisition. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in the Proxy Statement to which this Appendix B is attached.

   During the periods discussed below, governmental, commercial and private payors have increasingly recognized the need to contain their costs for healthcare services. These payors are turning to closer monitoring of services, prior authorization requirements, utilization review and increased utilization of outpatient services. The Company has experienced an increased effort by these payors to contain costs through negotiated discount pricing for health maintenance organizations and similar patient referral services. The Company views these efforts as an opportunity to demonstrate the effectiveness of its clinical programs and its ability to provide its rehabilitative healthcare services efficiently. The Company has entered into a number of contracts with payors to provide services and has realized an increased volume of patients as a result.

   The Company provides rehabilitative healthcare services through its inpatient and outpatient rehabilitation facilities and medical centers. The Company has expanded its operations through the acquisition or opening of new facilities and satellite locations and by enhancing its existing operations. The Company's revenues increased from $464,288,000 in 1992 to $1,127,441,000 in 1994, an increase of 143%. As of December 31, 1994, the Company has 402 locations in 33 states, the District of Columbia and Ontario, Canada, including 238 outpatient rehabilitation locations (including 111 outpatient rehabilitation centers and 127 associated satellite clinics), 66 inpatient rehabilitation locations with 39 associated satellite outpatient clinics, five medical centers, and 54 locations providing other patient care services.

   The Company's revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at estimated net realizable amounts from patients, insurance companies, third-party payors
(primarily Medicare and Medicaid) and others for services rendered. Revenues from third-party payors also include estimated retroactive adjustments under reimbursement agreements which are subject to final review and settlement by appropriate authorities. Management determines allowances for doubtful accounts and contractual adjustments based on historical experience and the terms of payor contracts. Net accounts receivable include only those amounts estimated by management to be collectible.

   The Company, in many cases, operates more than one site within a market. In such markets, there is customarily an outpatient center or inpatient facility with associated satellite outpatient locations. For purposes of the following discussion and analysis, same store operations are measured on locations within markets in which similar operations existed at the end of the period and include the operations of additional locations opened within the same market. New store operations are measured on locations within new markets.


   Effective December 31, 1993, the Company acquired 28 inpatient rehabilitation facilities and 45 associated outpatient rehabilitation locations from NME. After giving effect to the NME Selected Hospitals Acquisition, the Company's pro forma revenues were $979,456,000 and $1,030,215,000 for the years ended December 31, 1992 and 1993, respectively.

   Effective December 29, 1994, the Company consummated the ReLife Acquisition as a merger accounted for as a pooling of interests. In connection with the ReLife Acquisition, the Company acquired 31 inpatient rehabilitation facilities and 12 outpatient rehabilitation centers. The ReLife operations generated operating revenues of $118,874,000 for the fiscal year ending September 30, 1994, compared to $93,042,000 for the fiscal year ending September 30, 1993, an increase of 27.8%. The results for HEALTHSOUTH described below are based on a combination of HEALTHSOUTH's results for its December 31 fiscal year and ReLife's results for its September 30 fiscal year for all periods presented. All data set forth relating to revenues derived from Medicare and Medicaid do not take into account revenues of the ReLife facilities, because ReLife did not separately track such revenues prior to consummation of the ReLife Acquisition.

   The Company determines the amortization period of the cost in excess of net asset value of purchased facilities based on an evaluation of the facts and circumstances of each individual purchase transaction. The evaluation includes an analysis of historic and projected financial performance, an evaluation of the estimated useful life of the buildings and fixed assets acquired, the indefinite useful life of Certificates of Need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal term of partnerships where applicable. The Company utililizes independent appraisers and relies on its own management expertise in evaluating each of the factors noted above. With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as the market value of the asset, a significant adverse change in legal factors or in the business climate, adverse action by a regulator, a history of operating losses or cash flow losses, or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the asset will be reduced by the estimated shortfall of cash flows.


Results of Operations of the Company

Twelve-Month Periods Ended December 31, 1992 and 1993


   The Company operated 171 outpatient rehabilitation locations at December 31, 1993, compared to 126 outpatient rehabilitation locations at December 31, 1992. In addition, the Company operated 39 inpatient facilities and four medical centers at December 31, 1993, compared to 22 inpatient facilities and four medical centers at December 31, 1992. In 1993, the Company opened the Vanderbilt Stallworth Rehabilitation Hospital in Nashville, Tennessee, and acquired 13 inpatient facilities from Rebound, Inc. The foregoing information does not give effect to the facilities acquired effective December 31, 1993 in the NME Selected Hospitals Acquisition.


   The Company's operations generated revenues of $575,346,000 in 1993, an increase of $111,058,000, or 23.9%, as compared to 1992 revenues. Same store revenues for the twelve months ended December 31, 1993 were $539,377,000, an increase of $75,089,000, or 16.1%, as compared to the same period in 1992. New store revenues for 1993 were $35,969,000. The increase in revenues is primarily attributable to increases in patient volume and the addition of 45 outpatient rehabilitation locations and 13 inpatient locations. Revenues generated from patients under Medicare and Medicaid plans respectively accounted for 30.6% and 1.0% of revenues for 1993, compared to 29.3% and 1.3% of revenues for 1992. Revenues from any other single third-party payor were not significant in relation to the Company's revenues. During 1993, same store outpatient visits and inpatient days increased 19.9% and 8.2%, respectively. Revenue per outpatient visit and revenue per inpatient day for same store operations increased by 0.6% and 6.3%, respectively.

   Operating expenses, at the operating unit level, were $418,981,000, or 72.8% of revenues, for 1993, compared to 74.8% of revenues for 1992. Same store operating expenses for 1993 were $391,409,000, or 72.6% of related revenues. New store operating expenses were $27,572,000, or 76.7% of related reve-
nues. The decrease in operating expenses as a percentage of revenues is primarily attributable to increased patient volume and controlled expenses. Corporate general and administrative expenses increased from $14,418,000 in 1992 to $20,018,000 in 1993. As a percentage of revenues, corporate general and administrative expenses increased from 3.1% in 1992 to 3.5% in 1993. Total operating expenses were $438,999,000, or 76.3% of revenues, for 1993, compared to $361,491,000, or 77.9% of revenues, for 1992. The provision for doubtful accounts was $13,875,000, or 2.4% of revenues, for 1993, compared to $11,842,000, or 2.6% of revenues, for 1992.

   Depreciation and amortization expense was $39,376,000 for 1993, compared to $26,737,000 for 1992. The increase represents the investment in additional assets by the Company. Interest expense increased to $14,261,000 in 1993 compared to $11,295,000 for 1992 primarily because of the increased borrowings during the year under the Company's revolving line of credit. For 1993, interest income was $3,698,000, compared to $5,121,000 for 1992. The reduction in interest income is primarily attributable to the reduction in rates received on invested funds and a decrease in the cash balance.

   As a result of the NME Selected Hospitals Acquisition, the Company recognized an expense of approximately $49,742,000 during the year ended December 31, 1993. By recognizing this expense, the Company accrued approximately $3,000,000 for costs related to certain employee separations and relocations. The Company expects the plan of consolidation to take up to 24 months. The $3,000,000 accrual, which is the only cash expense included in the acquisition-related expense, will be paid over that same period. In addition, the Company has provided approximately $39,000,000 for the write-down of certain assets to net realizable value as the result of planned facility consolidations, and approximately $7,700,000 for the write-off of certain capitalized development projects. The consolidations are applicable in selected markets where the Company's services overlap with those of the acquired facilities. The costs of development projects in certain target markets that were previously capitalized were written off due to the acquisition of NME facilities in or near those markets. For further discussion, see Note 10 of "Notes to Consolidated Financial Statements".

   Income before minority interests and income taxes for 1993 was $22,791,000, compared to $54,379,000 for 1992. The provision for income taxes for 1993 was $9,009,000, compared to $18,383,000 for 1992, resulting in effective tax rates of 39.9% for 1993 and 34.7% for 1992. Net income for 1993 was $13,592,000.

Twelve-Month Periods Ended December 31, 1993 and 1994

   The Company operated 238 outpatient rehabilitation locations (excluding outpatient satellites of inpatient facilities) at December 31, 1994, compared to 171 outpatient rehabilitation locations at December 31, 1993. In addition, the Company operated 66 inpatient facilities and five medical centers at December 31, 1994, compared to 39 inpatient facilities and four medical centers at December 31, 1993.

   The Company's operations generated revenues of $1,127,441,000 in 1994, an increase of $552,095,000, or 96.0%, as compared to 1993 revenues. Same store revenues for the twelve months ended December 31, 1994 were $660,973,000, an increase of $85,627,000, or 14.9%, as compared to the same period in 1993. New store revenues for 1994 were $466,468,000. New store revenues reflect (1) the 28 inpatient rehabilitation facilities and 45 associated outpatient rehabilitation locations associated with the NME Selected Hospitals Acquisition, (2) the acquisition of a specialty medial center in Dallas, Texas, (3) the opening of three new inpatient rehabilitation facilities, (4) the acquisition of outpatient locations in 28 new markets, (5) the acquisition of a contract therapist provider, and (6) the acquisition of a diagnostic imaging company. See Note 10 of "Notes to Consolidated Financial Statements". The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under Medicare and Medicaid plans respectively accounted for 41.0% and 3.2% of total revenues for 1994, compared to 30.6% and 1.0% of total revenues for 1993. Revenues from any other single third-party payor were not significant in relation to the Company's total revenues. The increase in Medicare revenues is primarily attributable to the NME Selected Hospitals Acquisition, since the acquired facilities had a greater proportion of Medicare patients than the Company's historical experience in its existing facilities. During 1994, same store outpatient visits and inpatient days increased

21.8% and 23.0%, respectively. Revenue per outpatient visit and revenue per inpatient day for the same store operations decreased by 7.8% and 8.4%, respectively. These decreases were offset by increased volume from managed care and national accounts and by control of expenses.


   Operating expenses, at the operating unit level, were $835,888,000, or 74.1% of revenues, for 1994, compared to 72.8% of revenues for 1993. This change was due to the decrease in revenue per visit and revenue per inpatient day described above. Same store operating expenses for 1994 were $496,870,000, or 75.2% of related revenues. New store operating expenses were $339,018,000, or 72.7% of related revenues. Corporate general and administrative expenses increased from $20,018,000 in 1993 to $37,139,000 in 1994. As a percentage of revenues, corporate general and administrative expenses decreased from 3.5% in 1993 to 3.3% in 1994. Total operating expenses were $873,027,000, or 77.4% of revenues, for 1994, compared to $438,999,000, or 76.3% of revenues, for 1993. The provision for doubtful accounts was $20,583,000, or 1.8% of revenues, for 1994, compared to $13,875,000, or 2.4% of revenues, for 1993.


   Depreciation and amortization expense was $75,588,000 for 1994, compared to $39,376,000 for 1993. The increase represents the investment in additional assets by the Company. Interest expense increased to $57,255,000 in 1994, compared to $14,261,000 for 1993, primarily because of the increased borrowings during the year under the Company's revolving line of credit, the issuance of $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 and the issuance of $115,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001. See Note 7 of "Notes to Consolidated Financial Statements". For 1994, interest income was $4,224,000 compared to $3,698,000 for 1993. The increase in interest income is primarily attributable to the increase in the Company's cash position during the year.


   During 1994, the Company began implementation of the plan of consolidation related to the NME Selected Hospital Acquisition. The $3,000,000 accrual for costs related to employee separations and relocations was reduced by approximately $758,000. A total of 208 employees were affected during 1994. In addition, assets with a net book value of $17,911,000 were written off against the $39,000,000 provided for the plan of consolidation. Finally, the Company wrote off all of the $7,700,000 in capitalized development projects. The Company will complete the plan of consolidation during 1995. It is management's opinion that the remaining accrual of $23,669,000 is adequate to complete the plan. See
Note 10 of "Notes to Consolidated Financial Statements".


   As a result of the ReLife Acquisition in the fourth quarter of 1994, the Company has recognized $2,949,000 in ReLife merger expenses during 1994. This amount represents costs and expenses incurred or accrued in connection with completing the ReLife Acquisition. See Note 2 of "Notes to Consolidated Financial Statements".


   During 1994, the Company recognized a $10,500,000 loss on impairment of assets. This amount relates to the termination of a ReLife management contract and a permanently damaged ReLife facility. The Company determined not to attempt to reopen such damaged facility because, under its existing licensure as a transitional living facility, the facility could not be operated on a basis which would allow it to cover the associated lease costs, and the Company did not believe it likely that any change in licensure could be obtained. This facility is leased under an operating lease as described in Note 12 through the year 2001. An impairment accrual has been established based on the projected undiscounted net cash flows related to this non-operating facility for the remainder of the lease term. The accrual totals $5,900,000 and consists of $4,700,000 in lease payments and $1,200,000 in fixed costs and operating expenses, including property taxes, maintenance, security and other related costs. Also during 1994 the Company recognized a $4,500,000 loss on abandonment of a ReLife computer project. See Note 16 of "Notes to Consolidated Financial Statements".


   Income before minority interests and income taxes for 1994 was $87,263,000, compared to $22,791,000 for 1993. Minority interests reduced income before income taxes by $203,000, compared to $190,000 for 1993. The provision for income taxes for 1994 was $33,835,000, compared to $9,009,000 for 1993, resulting in effective tax rate of 38.9% for 1994 and 39.9% for 1993. Net income for 1994 was $53,225,000.

Liquidity and Capital Resources

   At December 31, 1994, the Company had working capital of $218,681,000, including cash and marketable securities of $82,577,000. Working capital at December 31, 1993 was $198,352,000, including cash and marketable securities of $77,299,000. For 1994, cash provided by operations was $132,050,000, compared to $59,787,000 for 1993. The Company used $234,816,000 for investing activities during 1994, compared to $570,916,000 for 1993. Additions to property, plant and equipment and acquisitions accounted for $123,575,000 and $85,967,000, respectively, during 1994. Those same investing activities accounted for $113,161,000 and $428,307,000, respectively, in 1993. Financing activities provided $100,384,000 and $493,095,000 during 1994 and 1993, respectively. Net borrowing proceeds (borrowing less principal reductions) for 1994 and 1993 were $87,603,000 and $494,979,000, respectively.

   Net accounts receivable were $222,720,000 at December 31, 1994, compared to $165,586,000 at December 31, 1993. The number of days of average revenues in average receivables was 69.9 at December 31, 1994, compared to 69.5 at December 31, 1993 (excluding the receivables acquired from NME at December 31, 1993). The concentration of net accounts receivable from patients, third-party payors, insurance companies and others at December 31, 1994 is consistent with the related concentration of revenues for the period then ended.

   Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. Additionally, the Company purchased underlying insurance which will cover all claims once established limits have been exceeded. The funding requirements for the self-insurance plan are based on an independent actuarial determination. The funding requirements are not expected to have a material impact on the Company's liquidity and capital positions.

   The Company has a $550,000,000 revolving line of credit with NationsBank of North Carolina and 15 other participating banks. Interest is paid quarterly based on LIBOR plus a predetermined margin, prime, or competitively bid rates from the participating banks. This credit facility revolves until June 1, 1997, at which time the outstanding principal balance converts to a term loan to be repaid in 15 quarterly payments beginning June 30, 1997. The Company provided a negative pledge on all assets and granted the banks a first priority security interest in all shares of stock of its subsidiaries and rights and interests in its controlled partnerships. The effective interest rate on the average outstanding balance under the revolving line of credit was 5.94% for the year ended December 31, 1994, compared to the average prime rate of 7.15% during the same period. At December 31, 1994, the Company had drawn $510,000,000 under its revolving line of credit. The Company has received a fully-underwritten commitment to amend and restate the credit agreement, which will increase the size of the facility to $1,000,000,000.

   The Company intends to pursue the acquisition or development of additional healthcare operations, including comprehensive outpatient rehabilitation facilities, inpatient rehabilitation facilities and companies engaged in the provision of rehabilitation-related services, and to expand certain of its existing facilities. While it is not possible to estimate precisely the amounts which will actually be expended in the foregoing areas, the Company anticipates that over the next twelve months it will spend approximately $50,000,000 for the acquisition and/or development of new comprehensive outpatient rehabilitation facilities and approximately $70,000,000 for inpatient facility projects and the construction and equipping of additions to existing inpatient facilities.

   As of January 22, 1995, the Company entered into an Amended and Restated Plan and Agreement of Merger with Surgical Health Corporation ("SHC"), pursuant to which the Company has agreed to acquire SHC through a stock-for-stock merger to be accounted for as a pooling of interests. SHC operates 36 outpatient surgery centers. Under the terms of the Plan and Agreement of Merger, the Company will issue shares of its Common Stock to all holders of SHC's Common Stock pursuant to an exchange ratio calculated to provide $4.60 in value of HEALTHSOUTH Common Stock for each share of SHC's capital stock, subject to adjustment in certain circumstances. The transaction is subject to the satisfaction of various conditions, including the receipt of all required regulatory approvals and the termination or expiration of the waiting period under the HSR Act. The Company currently expects the transaction to be consummated during the second quarter of 1995 and is working toward the satisfaction of all such conditions and the obtaining of all regulatory approvals. Management expects the SHC acquisition to positively affect the Company's liquidity, capital resources and results of operations as a result of improved cash flow and leverage.

   In addition, on February 3, 1995, the Company entered into a Stock Purchase Agreement with NovaCare, Inc. and NC Resources, Inc., pursuant to which the Company has agreed to acquire the operations of NovaCare, Inc.'s rehabilitation hospital division. NC Resources, Inc. is a wholly-owned subsidiary of NovaCare, Inc. NC Resources, Inc. in turn owns all of the capital stock of Rehab Systems Company ("RSC"), the holding company for the acquired division. In connection with that transaction, the Company will pay a cash purchase price of $215,000,000, and will assume liabilities of approximately $20,000,000. The transaction is subject to various conditions, including the expiration or termination of the waiting period under the HSR Act. The Company expects the transaction to be consummated early in the second quarter of 1995.

   Although the Company is continually considering and evaluating acquisitions and opportunities for future growth, the Company has not entered into any agreements with respect to material future acquisitions other than the transactions with SHC and NovaCare. The Company believes that existing cash, cash flow from operations, and borrowings under the revolving line of credit, as increased pursuant to the new commitment, will be sufficient to satisfy the Company's estimated cash requirements for the next twelve months and thereafter.


   Inflation in recent years has not had a significant effect on the Company's business, and is not expected to adversely affect the Company in the future unless it increases significantly.

                        Report of Independent Auditors

The Board of Directors
HEALTHSOUTH Corporation

   We have audited the accompanying consolidated balance sheets of HEALTHSOUTH Corporation and Subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule listed in the Index at Item 14 (a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HEALTHSOUTH Corporation and Subsidiaries at December 31, 1993 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                   ERNST & YOUNG LLP

Birmingham, Alabama
February 24, 1995

                   HEALTHSOUTH Corporation and Subsidiaries
                         Consolidated Balance Sheets


                                                                         December 31
                                                                  ------------------------
                                                                      1993          1994
                                                                  ----------    ----------
                                                                         (In thousands)
Assets
Current assets:
Cash and cash equivalents (Note 3) .............................  $   68,331    $   65,949
Other marketable securities (Note 3) ...........................       8,968        16,628
Accounts receivable, net of allowances for doubtful accounts and contractual adjustments of $118,746,000 in 1993 and
$141,859,000 in 1994 ...........................................     165,586       222,720
Inventories ....................................................      21,139        22,262
Prepaid expenses and other current assets ......................      41,814        68,401
                                                                  ----------    ----------
Total current assets ...........................................     305,838       395,960
Other assets: ..................................................
Loans to officers ..............................................       1,488         1,240
Other (Note 4) .................................................      21,950        40,692
                                                                      23,438        41,932
Property, plant and equipment, net (Note 5) ....................     744,084       789,538
Intangible assets, net (Note 6) ................................     208,162       324,904
                                                                  ----------    ----------
Total assets ...................................................  $1,281,522    $1,552,334
                                                                  ==========    ==========
Liabilities and stockholders' equity
Current liabilities:
Accounts payable ...............................................  $   45,737    $   83,180
Salaries and wages payable .....................................      26,877        32,672
Accrued interest payable and other liabilities .................      29,857        46,714
Current portion of long-term debt and leases (Note 7)  .........       5,015        14,713
                                                                  ----------    ----------
Total current liabilities ......................................     107,486       177,279
Long-term debt (Note 7) ........................................     813,334       930,061
Deferred income taxes (Note 11) ................................       9,647         7,882
Deferred revenue (Note 15) .....................................         --          7,526
Other long-term liabilities (Note 16) ..........................         458         5,655
Minority interests--limited partnerships (Note 9) ..............      (1,799)       (2,203)
Commitments and contingent liabilities (Notes 12 and 17)
Stockholders' equity:
Preferred Stock, $.10 par value--1,500,000 shares authorized;
issued and outstanding-none ....................................         --            --
Common Stock, $.01 par value--100,000,000 shares authorized;
issued-33,195,000 in 1993 and 34,230,000 in 1994 ...............         332           342
Additional paid-in capital .....................................     285,679       306,565
Retained earnings ..............................................      85,640       137,027
Treasury stock, at cost (91,000 shares) ........................        (323)         (323)
Receivable from Employee Stock Ownership Plan (Note 13)  .......     (18,932)      (17,477)
                                                                  ----------    ----------
Total stockholders' equity .....................................     352,396       426,134
                                                                  ----------    ----------
Total liabilities and stockholders' equity .....................  $1,281,522    $1,552,334
                                                                  ==========    ==========


                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
                      Consolidated Statements of Income


                                                                  Year ended December 31
                                                           ----------------------------------
                                                             1992        1993          1994
                                                          ---------   ---------   -----------
                                                       (In thousands, except for per share amounts)
Revenues ...............................................  $464,288    $575,346    $1,127,441
Operating expenses:
Operating units ........................................   347,073     418,981       835,888
Corporate general and administrative ...................    14,418      20,018        37,139
Provision for doubtful accounts ........................    11,842      13,875        20,583
Depreciation and amortization ..........................    26,737      39,376        75,588
Interest expense .......................................    11,295      14,261        57,255
Interest income ........................................    (5,121)     (3,698)       (4,224)
ReLife merger expense (Note 2) .........................       --          --          2,949
Loss on impairment of assets (Note 16) .................       --          --         10,500
Loss on abandonment of computer project (Note 16)  .....       --          --          4,500
NME Selected Hospitals Acquisition related expense
(Note 10) ..............................................       --       49,742           --
Terminated merger expense (Note 14) ....................     3,665         --            --
                                                          ---------   ---------   -----------
                                                           409,909     552,555     1,040,178
                                                          ---------   ---------   -----------
Income before income taxes and minority interests  .....    54,379      22,791        87,263
Provision for income taxes (Note 11) ...................    18,383       9,009        33,835
                                                          ---------   ---------   -----------
                                                            35,996      13,782        53,428
Minority interests .....................................     1,402         190           203
                                                          ---------   ---------   -----------
Net income .............................................  $ 34,594    $ 13,592    $   53,225
Weighted average common and common equivalent shares
outstanding ............................................    34,418      34,717        37,938
                                                          ---------   ---------   -----------
Net income per common and common equivalent share  .....  $   1.01    $    .39    $     1.40
                                                          ---------   ---------   -----------
Net income per common share--assuming full dilution  ...  $    N/A    $    N/A    $     1.39
                                                          ---------   ---------   -----------


                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
               Consolidated Statements of Stockholders' Equity

                                                              Additional                                                Total
                                        Common     Common       Paid-In    Retained       Treasury    Receivable     Stockholders'
                                        Shares      Stock       Capital    Earnings        Stock       from ESOP        Equity
                                       --------   ---------  ------------ -----------   -----------  ------------  ---------------
                                                               (In thousands)
Balance at December 31, 1991 .........  30,978    $   310.4 $   246,105.4 $  52,079.0   $     (60.0) $   (10,000.0)  $  288,434.8
Proceeds from issuance of common
  shares .............................     949          9.5      24,341.5       --            --            --           24,351.0
Proceeds from exercise of options  ...     956          9.6       6,873.6       --            --            --            6,883.2
Income tax benefits related to
Incentive Stock Options ..............     --         --          5,634.7       --            --            --            5,634.7
Common shares exchanged in the
  exercise of options ................      (4)       --            (95.6)      --            --            --              (95.6)
Loan to Employee Stock Ownership Plan      --         --            --          --            --        (10,000.0)      (10,000.0)
Reduction in Receivable from Employee
  Stock Ownership Plan ...............     --         --            --          --            --            358.0           358.0
Purchase of limited partnership units       21           .2         499.8   (10,193.4)        --            --           (9,693.4)
Net income ...........................     --         --            --       34,594.0         --            --           34,594.0
                                       --------   ---------  ------------ -----------   -----------  ------------  ---------------
Balance at December 31, 1992 .........  32,900        329.7     283,359.4    76,479.6         (60.0)     (19,642.0)     340,466.7
Proceeds from exercise of options  ...     224          2.2       1,734.4       --            --            --            1,736.6
Income tax benefits related to
  Incentive Stock Options ............     --         --            584.7       --            --            --              584.7
Reduction in Receivable from Employee
  Stock Ownership Plan ...............     --         --            --          --            --            710.1           710.1
Purchase of limited partnership units      --         --            --       (4,431.7)        --            --           (4,431.7)
Purchase of treasury stock ...........     (20)       --            --          --           (263.0)         --            (263.0)
Net income ...........................     --         --            --       13,592.1         --            --           13,592.1
                                       --------   ---------  ------------ -----------   -----------  ------------  ---------------
Balance at December 31, 1993 .........  33,104        331.9     285,678.5    85,640.0        (323.0)     (18,931.9)     352,395.5
Proceeds from issuance of common
  shares at $27.17 per share .........      19    $      .2 $       532.8 $     --     $      --   $        --          $   533.0
Proceeds from exercise of options  ...   1,027         10.3      14,205.4       --            --            --           14,215.7
Income tax benefits related to
  Incentive Stock Options ............     --         --          6,469.6       --            --            --            6,469.6
Common shares exchanged in the
  exercise of options ................     (11)         (.1)        (321.3)     --            --            --             (321.4)
Reduction in receivable from Employee
  Stock Ownership Plan ...............     --         --            --          --            --          1,455.0         1,455.0
Purchase of limited partnership units      --         --            --       (1,838.0)        --            --           (1,838.0)
Net income ...........................     --         --            --       53,225.0         --            --           53,225.0
                                       --------   ---------  ------------ -----------   -----------  ------------  ---------------
Balance at December 31, 1994 .........  34,139    $   342.3 $   306,565.0 $ 137,027.0   $    (323.0) $   (17,476.9)  $  426,134.4
                                       --------   ---------  ------------ -----------   -----------  ------------  ---------------


                           See accompanying notes.

                   HEALTHSOUTH Corporation and Subsidiaries
                    Consolidated Statements of Cash Flows


                                                                                          Year ended December 31
                                                                                   -------------------------------------
                                                                                      1992         1993         1994
                                                                                    --------   ----------    ---------
                                                                                               (In thousands)
Operating activities
Net income ......................................................................  $  34,594    $  13,592    $  53,225
Adjustments to reconcile net income to net cash provided by operating activities: ...................................................................
  Depreciation and amortization .................................................     26,737       39,376       75,588
  Provision for doubtful accounts ...............................................     11,842       13,875       20,583
  Provision for losses on impairment of assets ..................................        --           --        10,500
  Provision for losses on abandonment of computer project .......................        --           --         4,500
  NME Selected Hospitals Acquisition related expense ............................        --        49,742          --
  Income applicable to minority interests of limited partnerships  ..............      1,402          190          203
  Provision (benefit) for deferred income taxes .................................      4,501       (6,554)      (1,199)
  Provision for deferred revenue ................................................       (279)         (49)        (164)
  Gain on sale of property, plant and equipment .................................        --           --          (627)
Changes in operating assets and liabilities, net of effects of acquisitions:  ...
  Accounts receivable ...........................................................    (32,894)     (24,195)     (66,781)
Inventories, prepaid expenses and other current assets ..........................    (12,956)     (15,639)     (21,166)
Accounts payable and accrued expenses ...........................................      6,245      (10,551)      57,388
                                                                                    --------   ----------    ---------
Net cash provided by operating activities .......................................     39,192       59,787      132,050
Investing activities ............................................................
Purchases of property, plant and equipment ......................................    (88,503)    (113,161)    (123,575)
Proceeds from sale of property, plant and equipment .............................        --           --        59,025
Additions to intangible assets, net of effects of acquisitions ..................    (25,206)     (39,156)     (59,307)
Assets obtained through acquisitions, net of liabilities assumed  ...............    (53,961)    (428,307)     (85,434)
Changes in other assets .........................................................      1,834       (4,846)     (17,526)
Proceeds received on sale of other marketable securities ........................     14,041       20,554        1,660
Investments in other marketable securities ......................................    (13,000)      (6,000)      (9,126)
                                                                                    --------   ----------    ---------
Net cash used in investing activities ...........................................   (164,795)    (570,916)    (234,283)
Financing activities ............................................................
Proceeds from borrowings ........................................................    169,800      512,710      940,084
Principal payments on long-term debt and leases .................................    (61,313)     (17,731)
   (852,481)
Proceeds from exercise of options ...............................................      6,788        1,736       13,895
Proceeds from issuance of common stock ..........................................     19,004          --           --
Purchase of treasury stock ......................................................        --          (263)         --
Loans to Employee Stock Ownership Plan ..........................................    (10,000)         --           --
Reduction in Receivable from Employee Stock Ownership Plan ......................        358          710        1,455
Proceeds from investment by minority interests ..................................        971          614           44
Purchase of limited partnership interests .......................................    (11,495)      (3,784)      (1,090)
Payment of cash distributions to limited partners ...............................     (2,833)        (897)      (2,056)
                                                                                    --------   ----------    ---------
Net cash provided by financing activities .......................................    111,280      493,095       99,851
Decrease in cash and cash equivalents ...........................................    (14,323)     (18,034)      (2,382)
Cash and cash equivalents at beginning of year ..................................    100,688       86,365       68,331
                                                                                    --------   ----------    ---------
Cash and cash equivalents at end of year ........................................  $  86,365    $  68,331    $  65,949
                                                                                    --------   ----------    ---------
Supplemental disclosures of cash flow information ...............................
Cash paid during the year for:
  Interest ......................................................................  $  12,899    $  12,344    $  48,668
  Income taxes ..................................................................     10,466       20,326       28,029


                           See accompanying notes.


   Non-cash investing activities:


   The Company assumed  liabilities of $57,091,000,  $88,566,000 and $24,659,000 during the years ended December 31, 1992, 1993 and 1994, respectively, in conjunction with its acquisitions. During the year ended December 31, 1994, the Company issued 19,000 common shares, with a market value of $533,000, as consideration for an acquisition.

   Non-cash financing activities:

   The Company received a tax benefit from the disqualifying disposition of incentive stock options of $5,635,000, $585,000 and $6,470,000 for the years ended December 31, 1992, 1993 and 1994, respectively. During the years ended

December 31, 1992 and 1994, respectively, 4,000 and 11,000 common shares were exchanged in the exercise of options. The shares exchanged had market values on the date of exchange of $95,600 and $321,400, respectively.

   During the years ended December 31, 1992 and 1994, respectively, 4,000 and 11,000 common shares were exchanged in the exercise of options. The shares exchanged had market values on the date of exchange of $95,600 and $321,400, respectively.

                   HEALTHSOUTH Corporation and Subsidiaries

                  Notes to Consolidated Financial Statements

                              December 31, 1994

1. Significant Accounting Policies

   The significant accounting policies followed by HEALTHSOUTH Corporation (formerly HEALTHSOUTH Rehabilitation Corporation) and its subsidiaries (the Company) are presented as an integral part of the consolidated financial statements.

Principles of Consolidation

   The consolidated financial statements include the accounts of HEALTHSOUTH Corporation (HEALTHSOUTH) and its wholly -- owned subsidiaries, as well as its limited partnerships (see Note 9). All significant intercompany accounts and transactions have been eliminated in consolidation.

   HEALTHSOUTH Corporation is engaged in the business of providing comprehensive rehabilitative and clinical healthcare services on an inpatient and outpatient basis.

Marketable Securities

   Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if material, reported as a separate component of stockholders' equity, net of tax. The adjusted cost of the specific security sold method is used to compute gain or loss on the sale of securities. Interest and dividends on securities classified as available-for-sale are included in investment income. Marketable equity securities and debt securities of the Company have maturities of less than one year.

Accounts Receivable and Third-Party Reimbursement Activities

   Receivables from patients, insurance companies and third-party contractual insured accounts (Medicare and Medicaid) are based on payment agreements which generally result in the Company collecting an amount different from the established rates. Final determination of the settlement is subject to review by appropriate authorities. Adequate allowances are provided for doubtful accounts and contractual adjustments. Uncollectible accounts are written off against the allowance for doubtful accounts after adequate collection efforts are made. Net accounts receivable include only those amounts estimated by management to be collectible.

   The concentration of net accounts receivable from third-party contractual payors and others, as a percentage of total net accounts receivable, was as follows:


                 December 31
               --------------
               1993      1994
               ----      ----
Medicare ....   33%       36%
Medicaid ....    4%        6%
Other .......   63%       58%
               100%      100%



Inventories

   Inventories are stated at the lower of cost or market using the specific identification method.

Property, Plant and Equipment

   Property, plant and equipment are recorded at cost. Upon sale or retirement of property, plant or equipment, the cost and related accumulated depreciation are eliminated from the respective account and the resulting gain or loss is included in the results of operations.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

1. Significant Accounting Policies--Continued

   Interest cost incurred during the construction of a facility is capitalized. The Company incurred interest of $13,274,000, $16,645,000 and $59,014,000 of which  $1,979,000,  $2,384,000 and $1,759,000 was capitalized  during 1992, 1993 and 1994, respectively.

   Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The estimated useful life of buildings is 30-40 years and the general range of useful lives for leasehold improvements, furniture, fixtures and equipment is 10-15 years.

Intangible Assets

   Cost in excess of net asset value of purchased facilities is amortized over 20 to 40 years using the straight-line method. Organization and start-up costs incurred prior to opening a new facility and partnership formation costs are deferred and amortized on a straight-line basis over a period of 36 months. Organization, partnership formation and start-up costs for a project that is subsequently abandoned are charged to operations in that period. Debt issue costs are amortized over the term of the debt. Noncompete agreements are amortized using the straight-line method over the term of the agreements.

Minority Interests

   The equity of minority investors in limited partnerships of the Company is reported on the balance sheet as minority interests. Minority interests reported in the income statement reflect the respective shares of income or loss of the limited partnerships attributable to the minority investors, the effect of which is removed from the results of operations of the Company.

Revenues

   Revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

Income Per Common and Common Equivalent Share

   Income per common and common equivalent share is computed based on the weighted average number of common shares and common equivalent shares outstanding during the periods. Common equivalent shares include dilutive employees' stock options, less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's common stock. Fully diluted earnings per share (based on 40,299,000 shares in 1994) assumes conversion of the 5% Convertible Subordinated Debentures due 2001 (see Note 7).

Impairment of Assets

   Long-lived assets, such as property, plant and equipment and identifiable intangible assets are reviewed for impairment losses when certain impairment indicators exist. If an impairment exists, the related asset is adjusted to the lower of book value or estimated future undiscounted cash flows from the use and eventual disposal of the asset.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

1. Significant Accounting Policies--Continued

   With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as: the market value of the asset; a significant adverse change in legal factors or in the business climate; adverse action by a regulator; a history of operating or cash flow losses or a projection of continuing losses associated with an operating entity. The carrying value of net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the asset will be reduced by the estimated shortfall of cash flows.

2. Merger

   Effective December 29, 1994, the Company merged with ReLife, Inc. (ReLife) and in connection therewith issued 5,512,645 shares of its Common Stock for all of ReLife's outstanding common stock. ReLife provides a system of rehabilitation services and operates 31 inpatient facilities with an aggregate of approximately 1,100 licensed beds, including nine free-standing rehabilitation hospitals, nine acute rehabilitation units, five sub-acute rehabilitation units, seven transitional living units and one residential facility and provides outpatient rehabilitation services at twelve outpatient centers.

   The merger was accounted for as a pooling of interests and, accordingly, the Company's financial statements have been restated to include the results of ReLife for all periods presented. Prior to the merger, ReLife reported on a fiscal year ending on September 30. The accompanying financial statements are based on a combination of the Company's results for its December 31 fiscal year and ReLife's results for its September 30 fiscal year for all periods presented. Costs and expenses of $2.9 million incurred by HEALTHSOUTH in connection with the merger have been recorded in operations in 1994 and reported as ReLife merger expenses in the accompanying consolidated statements of income.

   Combined and separate results of the Company and ReLife are as follows (in thousands):


                                HEALTHSOUTH     ReLife     Combined
                               ------------   --------   ----------
Year ended December 31, 1992
Revenues ....................  $    406,968   $ 57,320   $  464,288
Net income ..................        29,738      4,856       34,594
Year ended December 31, 1993
Revenues ....................       482,304     93,042      575,346
Net income ..................         6,687      6,905       13,592
Year ended December 31, 1994
Revenues ....................     1,008,567    118,874    1,127,441
Net income (loss) ...........        54,047       (822)      53,225


   There were no transactions between the Company and ReLife prior to the merger.

   The effects of conforming the accounting policies of the two companies are not material.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

3. Cash, Cash Equivalents and Other Marketable Securities

   Cash, cash equivalents and other marketable securities consisted of the following:


                                                               December 31
                                                            ----------------
                                                              1993     1994
                                                             -----    -----
                                                              (In thousands)
Cash ...................................................  $  39,916  $56,849
Municipal put bonds ....................................      9,800    2,100
Tax advantaged auction preferred stocks 4,000  .........      7,000
Municipal put bond mutual funds ........................      2,000      --
Money market funds .....................................      8,410      --
United States Treasury bills ...........................      4,205      --
Total cash and cash equivalents ........................     68,331   65,949
United States Treasury notes ...........................        --     1,004
Certificates of deposit ................................      1,108    2,135
Municipal put bonds ....................................      1,860    3,975
Municipal put bond mutual funds ........................      5,000    8,514
Collateralized mortgage obligations ....................      1,000    1,000
Total other marketable securities ......................      8,968   16,628
Total cash, cash equivalents and other marketable
securities (approximates market value) .................  $  77,299  $82,577


   For purposes of the consolidated balance sheets and statements of cash flows, marketable securities purchased with an original maturity of ninety days or less are considered cash equivalents.

4. Other Assets

   Other assets consisted of the following:

                                                        December 31
                                                     ----------------
                                                      1993     1994
                                                      -----    -----
                                                      (In thousands)
Notes and accounts receivable ...................  $   3,280  $15,104
Investment in Caretenders Health Corp.  .........      7,382    7,370
Investments in other unconsolidated subsidiaries       3,991    6,007
Real estate investments .........................      3,023   10,022
Escrow funds ....................................        394      --
Other ...........................................      3,880    2,189
                                                   $  21,950  $40,692


   The Company has a 24% ownership interest in Caretenders Health Corp. (Caretenders). Accordingly, the Company's investment is being accounted for using the equity method of accounting. The investment was initially valued at $7,250,000. The Company's equity in earnings of Caretenders for the years ended December 31, 1992, 1993 and 1994 was not material to the Company's results of operations.

   It was not practicable to estimate the fair value of the Company's various investments in other unconsolidated subsidiaries (involved in operations similar to those of the Company) because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs. The carrying amount at December 31, 1994 represents the original cost of the investments, which management believes is not impaired.

                   HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

5. Property, Plant and Equipment

   Property, plant and equipment consisted of the following:


                                                      December 31
                                                   ----------------
                                                   1993        1994
                                                   -----       -----
                                                      (In thousands)
Land ..........................................  $  61,822   $ 52,250
Buildings .....................................    470,181    476,620
Leasehold improvements ........................     17,616     28,352
Furniture, fixtures and equipment .............    223,271    288,067
Construction in progress.......................     29,274     43,374
                                                   802,164    888,663
Less accumulated depreciation and amortization      58,080     99,125
                                                 $ 744,084   $789,538

6. Intangible Assets

   Intangible assets consisted of the following:

                                                                December 31
                                                             ----------------
                                                             1993        1994
                                                            -----       -----
                                                             (In thousands)
Organization, partnership formation and start-up costs  .  $  42,919   $ 77,882
Debt issue costs ........................................      1,653     18,848
Noncompete agreements ...................................     24,862     35,253
Cost in excess of net asset value of purchased
facilities ..............................................    169,106    245,008
                                                             238,540    376,991
Less accumulated amortization ...........................     30,378     52,087
                                                           $ 208,162   $324,904

7. Long-Term Debt

   Long-term debt consisted of the following:

                                                                      December 31
                                                                  ----------------
                                                                    1993        1994
                                                                   -----       -----
                                                                     (In thousands)
Notes and bonds payable:
Advances under a $390,000,000 credit agreement with a bank  ...  $ 370,000   $     --
Advances under a $550,000,000 credit agreement with a bank  ...        --     510,000
9.5% Senior Subordinated Notes due 2001 .......................        --     250,000
5% Convertible Subordinated Debentures due 2001 ...............        --     115,000
Due to National Medical Enterprises, Inc. .....................    361,164        --
Notes payable to banks and various other notes payable, at
interest rates from 5.5% to 9.0% ..............................     37,572     25,680
Noncompete agreements payable with payments due at varying
intervals through December 2004 ...............................     12,050     17,610
Hospital revenue bonds payable ................................     24,862     24,763
Other .........................................................     12,701      1,721
                                                                   818,349    944,774
Less amounts due within one year ..............................      5,015     14,713
                                                                 $ 813,334   $930,061

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

7. Long-Term Debt--Continued

   The fair value of total long-term debt approximates book value at December 31, 1994 and 1993. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

   During 1994, the Company entered into a Credit Agreement with NationsBank of North Carolina, N.A. and other participating banks (the 1994 Credit Agreement) which consists of a $550,000,000 revolving facility and term loan. The 1994 Credit Agreement replaced a previous $390,000,000 Credit Agreement with NationsBank. Interest is paid quarterly based on LIBOR rates plus a predetermined margin, a base rate, or competitively bid rates from the participating banks. The Company is required to pay a fee on the unused portion of the 1994 revolving credit facility ranging from 0.25% to 0.5%, depending on certain defined ratios. The principal amount is payable in 15 equal quarterly installments beginning on June 30, 1997. The Company has provided a negative pledge of all its assets and has granted a first priority security interest in and lien on all shares of stock of its subsidiaries and rights and interests in its partnerships. At December 31, 1994, the effective interest rate associated with the 1994 Credit Agreement was approximately 6.75%.

   The amount shown as Due to National Medical Enterprises, Inc. at December 31, 1993 was subsequently repaid from proceeds of other notes and bonds.

   On March 24, 1994, the Company issued $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 (the Notes). Interest is payable on April 1 and October 1. The Notes are senior subordinated obligations of the Company and as such will be subordinated to all existing and future senior indebtedness of the Company, and also will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries and partnerships. The Notes rank senior to all subordinated indebtedness of the Company, including the 5% Convertible Subordinated Debentures due 2001 described below. The Notes mature on April 1, 2001.

   Also on March 24, 1994, the Company issued $100,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the Convertible Debentures). An additional $15,000,000 principal amount of Convertible Debentures was issued in April 1994 to cover underwriters' over allotments. Interest is payable on April 1 and October 1. The Convertible Debentures are convertible into Common Stock of the Company at the option of the holder at a conversion price of $37.625 per share, subject to adjustment in the occurrence of certain events.

   The net proceeds from the issuance of the Notes and Convertible Debentures were used by the Company to pay down indebtedness outstanding under its other existing credit facilities.

   Principal maturities of long-term debt are as follows:


Year ending December 31       (In thousands)
- ------------------------       ------------
1995 ...................        $ 14,713
1996 ...................          12,246
1997 ...................         112,233
1998 ...................         143,334
1999 ...................         140,605
After 1999 .............         521,643
                                $944,774


                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

8. Stock Options

   The Company has various stockholder-approved stock option plans which provide for the grant of options to Directors, officers and other key employees to purchase common stock at 100% of the fair market value as of the date of grant. The Board of Directors administers the stock option plans. Options may be granted as incentive stock options or as non-qualified stock options. Incentive stock options vest 25% annually, commencing upon completion of one year of employment subsequent to the date of grant. Non-qualified stock options generally are not subject to any vesting provisions. The options expire at dates ranging from five to ten years from the date of grant.

   The following table summarizes activity in the stock option plans:

                                               1992             1993             1994
                                             ---------        ---------       -----------
Options outstanding January 1:                  3,368,571        5,339,742        6,875,786
Granted ...................................     2,762,000        1,770,000          330,000
Exercised .................................       765,328          180,455          981,286
Cancelled .................................        25,501           53,501          202,563
Options outstanding at December 31  .......     5,339,742        6,875,786        6,021,937
Option price range for options granted
during the period ......................... $15.25-$19.88    $13.50-$16.88    $28.38-$36.50
Option price range for options exercised
during the period .........................  $5.67-$21.41     $5.91-$19.17     $8.67-$16.88
Options exercisable at December 31  .......     4,155,817        5,332,940        5,186,809
Options available for grant at December 31        546,050          324,550          550,204


9. Limited Partnerships

   HEALTHSOUTH operates a number of rehabilitation centers as limited partnerships. HEALTHSOUTH serves as the general partner and operates the partnerships as comprehensive outpatient rehabilitation facilities or inpatient rehabilitation facilities. These limited partnerships are included in the consolidated financial statements (as more fully described in Note 1 under "Minority Interests"). The limited partners share in the profit or loss of the partnerships based on their respective ownership percentage (ranging from 1% to 50% at December 31, 1994) during their ownership period.

   Beginning in 1992, due to federal and state regulatory requirements, the Company began the process of buying back the partnership interests of its physician limited partners. The buyback prices for the interests were in general based on a predetermined multiple of projected cash flows of the partnerships. The excess of the buyback price over the book value of the limited partners' capital amounts was charged to the Company's retained earnings.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

10. Acquisitions


   At various dates during 1994, the Company acquired 53 separate outpatient operations located throughout the United States. The combined purchase price of these acquired outpatient operations was approximately $53,947,000. The Company also acquired a specialty medical center in Dallas, Texas, a contract therapist provider and a diagnostic imaging company. The combined purchase price of these three operations was approximately $25,861,000. The form of consideration comprising the total purchase prices of $79,808,000 was approximately $68,359,000 in cash, $10,916,000 in notes payable and approximately 19,000 shares of Common Stock valued at $533,000. In connection with the acquisition of the contract therapist provider, there is additional contingent consideration payable of up to $9,000,000 if the acquired company achieves certain levels of future earnings. Such contingency payments will be paid to the former owners each fiscal year in which the acquired company's annual pretax income exceeds a certain threshold. The contingent payments will cease upon the earlier of the payment of the maximum amount of contingent payments allowed or ten years. The Company accrues, as an operating expense, for this contingency in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies." As of December 31, 1994, the Company has accrued $99,000 in contingent consideration.


   In connection with these transactions, the Company entered into non-compete agreements with former owners totaling $10,814,000. In general these non-compete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.


   The fair value of the total net assets relating to the 1994 acquisitions described above was approximately $11,087,000. The total cost for 1994 acquisitions exceeded the fair value of the net assets acquired by approximately $68,721,000. The Company evaluated each acquisition, independently, to determine the appropriate amortization period for the cost in excess of net asset value of purchased facilities. Each evaluation included an analysis of historic and projected financial performance, evaluation of the estimated useful life of buildings and fixed assets acquired, the indefinite Life of Certificates of Need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal term of partnerships where applicable. Based on these evaluations, the Company determined that the cost of excess of net asset value of purchased facilities relating to the 1994 acquisitions should be amortized over periods ranging from twenty-five to forty years on a straight line basis. No other identifiable intangible assets were recorded in the acquisitions described above.


   All of the 1994 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses (not material individually or in the aggregate) are included in the accompanying consolidated financial statements from their respective dates of acquisition.

   Effective December 31, 1993, the Company completed an acquisition from National Medical Enterprises, Inc. (NME) of 28 inpatient rehabilitation facilities and 45 outpatient rehabilitation centers, which constituted substantially all of NME's rehabilitation services division (the NME Selected Hospitals Acquisition). The purchase price was approximately $296,661,000 cash, plus net working capital of $64,503,000, subject to certain adjustments, the assumption of approximately $16,313,000 of current liabilities and the assumption of approximately $17,111,000 in long-term debt.


   The pro forma effect of this acquisition on 1993 operations and net income per common and common equivalent share is reflected in the pro forma summary in
Note 17.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

10. Acquisitions--Continued

   As a result of the NME Selected Hospitals Acquisition, HEALTHSOUTH recognized an expense of approximately $49,742,000 during the year ended December 31, 1993. This expense represents management's estimate of the cost to consolidate operations of thirteen existing HEALTHSOUTH facilities (three inpatient facilities and ten outpatient facilities) into the operations of certain facilities acquired from NME. This plan was formulated by HEALTHSOUTH management in order to more efficiently provide services in markets where multiple locations now exist as a result of the acquisition. The plan of consolidation calls for the affected operations to be merged into the operations of the acquired facilities over a period of twelve to twenty-four months from the date of the NME Selected Hospitals Acquisition. Due to the single-use nature of these properties, the consolidation plan does not provide for the sale of these facilities.


   The total expense of $49,742,000 consists of several components. First, approximately $39,000,000 relates to the writedown of the assets of the affected HEALTHSOUTH facilities to their estimated net realizable value. Of this $39,000,000, approximately $31,500,000 relates to the assets of the three inpatient facilities and approximately $7,500,000 relates to the assets of the ten outpatient facilities. The $39,000,000 is broken down into the following asset categories (net of any related accumulated depreciation or amortization):


                                  Outpatient
Inpatient            Facilities   Facilities    Total
- ---------            ----------   ----------   -------
                            (In thousands)
Land .............  $     2,898  $        --  $ 2,898
Buildings ........       16,168          --    16,168
Equipment ........        4,326        2,920    7,246
Intangible assets         6,111        3,455    9,566
Other assets .....        1,997        1,125    3,122
                    $    31,500  $     7,500  $39,000


   During the year ended December 31, 1994, management discontinued operations in two of the inpatient facilities and three of the outpatient facilities affected by the plan and merged them into the operations of the acquired
facilities.   Accordingly,  assets  with  a  net  book  value  of  approximately
$17,911,000 were written off in 1994 against the reserves established at December 31, 1993. The two inpatient facilities and three outpatient facilities affected by the plan in 1994 had revenues of approximately $11,441,000, $8,640,000 and $9,125,000 for the years ended December 31, 1992, 1993 and 1994, respectively. These same facilities had net operating income (loss) before income taxes of $(489,000), $(844,000) and $67,000 for the years ended December 31, 1992, 1993 and 1994, respectively. Operations at the remaining inpatient facility and the remaining seven outpatient facilities identified in the plan will be discontinued during 1995.


   Second, $7,700,000 relates to the write-off of certain capitalized development projects. These projects relate to planned facilities that, if completed, would be in direct competition with certain of the acquired NME facilities. These development projects were written off in 1994 against the reserves established at December 31, 1993.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

10. Acquisitions--Continued


   Finally, approximately $3,000,000 was accrued for costs of employee separations, relocations and other direct costs related to the planned consolidation of the affected operations. During the second quarter of 1994, management revised its estimate of the cost of the employee separations and relocations. The revised estimate calls for approximately 150 employees to be affected by separations and approximately 400 to be affected by relocations. Separation benefits under the revised plan range from one month's to one year's compensation and total approximately $2,188,000. Relocation benefits are estimated to be $2,000 per employee and total $800,000. An additional $350,000 has been provided for additional direct administrative costs associated with the implementation of the plan, including outplacement services, travel and legal fees. Accordingly, the total revised estimated cost of employee separations and relocations is $3,338,000. The difference between the initial estimate and the revised estimate was treated as a change in accounting estimate and charged to operations in the second quarter of 1994.

   During the year ended 1994, a total of 208 employees were affected by terminations and relocations at a cost of approximately $758,000. This cost is the only cash expense included in the acquisition-related expense.


   It is management's opinion that remaining accrual at December 31, 1994 of $23,669,000 is adequate to complete the plan of consolidation of the affected operations.

   Also at various dates during 1993, the Company acquired 27 separate outpatient operations located throughout the United States. The total consideration paid for these acquired outpatient operations was approximately $23,943,000, consisting of $21,634,000 in cash and $2,309,000 in notes payable. The fair value of the net assets acquired was approximately $5,196,000. The total cost of the 1993 outpatient acquisitions exceeded the fair value of the net assets acquired by approximately $18,747,000. Based on the evaluation of each acquisition, utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1993 acquisitions should be amortized over a forty-year period on a straight line basis. No other identifiable intangible assets were recorded in the acquisitions described above.


   Also during 1993, the Company acquired 100% of the stock of Rebound, Inc. (Rebound) for net consideration of approximately $14,000,000 in cash. Pebound operates 293 beds in thirteen facilities. The purchase price exceeded the fair value of the net assets acquired by approximately $11,200,000, which was allocated to excess of cost over net asset value of purchased facilities.

   Effective February 1, 1992, the Company acquired substantially all of the assets and/or stock of Dr. John T. Macdonald Health Systems, Inc. and Subsidiaries (collectively, JTM Health Systems). JTM Health Systems includes two general acute-care hospitals and other healthcare-related entities located in the Miami, Florida metropolitan area. The total purchase price paid was approximately $16,893,000 in cash.

   Also in 1992 the Company acquired 100% of the stock of Renaissance America, Inc. (Renaissance) for net consideration of approximately $5,996,000 consisting of $649,000 cash and $5,347,000 in the Company's Common Stock (214,885 shares).

   Also at various dates during 1992, the Company acquired 28 separate outpatient operations located throughout the United States. The combined purchase price of these acquired outpatient operations was approximately $25,964,000.


   The fair value of the net assets acquired in 1992 was approximately $21,956,000. The total cost of the 1992 acquisitions exceeded the fair value of the assets acquired by approximately $26,897,000, which is being amortized over a forty- year period on a straight-line basis.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

10. Acquisitions--Continued


   All of the 1993 and 1992 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition.

11. Income Taxes

   HEALTHSOUTH and its subsidiaries file a consolidated federal income tax return. The limited partnerships file separate income tax returns. HEALTHSOUTH's allocable portion of each partnership's income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership is allocated to the limited partners.


   Effective January 1, 1993, the Company changed its method of accounting for income taxes to the liability method required by Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes". The cumulative effect of adopting Statement No. 109 was not material. Previously, the Company had used the liability method as prescribed by FASB Statement No. 96.


   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows:


                                                     Current     Noncurrent     Total
                                                    ---------   ------------  --------
                                                               (In thousands)
Deferred tax liabilities:
Depreciation and amortization ....................       --     $    31,117   $31,117
Other ............................................       340            --        340
Total deferred tax liabilities ...................       340         31,117    31,457
Deferred tax assets:
NME Selected Hospitals Acquisition related
expense ..........................................       --          19,399    19,399
Other ............................................     3,549          2,071     5,620
Total deferred tax assets ........................     3,549         21,470    25,019
Net deferred tax (assets) liabilities ............  $ (3,209)   $     9,647   $ 6,438


   Significant components of the Company's deferred tax liabilities and assets as of December 31, 1994 are as follows:


                                                     Current     Noncurrent     Total
                                                    ---------   ------------  --------
                                                               (In thousands)
Deferred tax liabilities:
Depreciation and amortization ....................        --    $    24,068   $24,068
 Total deferred tax liabilities...................       --          24,068    24,068
Deferred tax assets:
NME Selected Hospitals Acquisition related
expense ..........................................       --          15,241    15,241
Other ............................................     2,643            945     3,588
Total deferred tax assets ........................     2,643         16,186    18,829
Net deferred tax (assets) liabilities ............  $ (2,643)   $     7,882   $ 5,239

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

11. Income Taxes--Continued


   The current portion of the Company's deferred tax asset is included with prepaid expenses and other current assets on the accompanying balance sheet.

   The provision for income taxes was as follows:

                                 Year ended December 31
                              ------------------------------
                                1992       1993       1994
                              --------   --------  ---------
                                       (In thousands)
Currently payable:
Federal ....................  $12,255    $13,876    $30,593
State ......................    1,627      1,687      4,441
                               13,882     15,563     35,034
Deferred expense (benefit):
Federal ....................    4,010     (5,884)      (983)
State ......................      491       (670)      (216)
                                4,501     (6,554)    (1,199)
Total provision ............  $18,383    $ 9,009    $33,835


   The components of the provision for deferred income taxes for the year ended December 31, 1992 are as follows:



                              (In thousands)
Depreciation and amortization   $ 5,599
Bad debts ....................   (1,119)
Other ........................       21
                                $ 4,501


   The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes was as follows:


                                           Year ended December 31
                                        ------------------------------
                                           1992       1993       1994
                                        --------   --------  ---------
                                                (In thousands)
Federal taxes at statutory rates  .....  $18,013    $7,910    $30,471
Add (deduct):
State income taxes, net of federal tax
benefit ...............................    1,054     1,121    $ 2,671
Tax-exempt interest income ............   (1,076)     (454)      (276)
Other .................................      392       432        969
                                         $18,383    $9,009    $33,835


12. Commitments and Contingencies

   At December 31, 1994, anticipated capital expenditures for the next twelve months approximate $120,000,000. This amount includes expenditures for the construction and equipping of additions to existing facilities, the construction of two inpatient rehabilitation facilities for which regulatory approval is being obtained and the acquisition or development of comprehensive outpatient rehabilitation facilities.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

12. Commitments and Contingencies--Continued


   Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. In addition, the Company purchased underlying insurance which would cover all claims once established limits have been exceeded. It is the opinion of management that at December 31, 1994 the Company has adequate reserves to cover losses on asserted and unasserted claims.

Operating Leases


   Operating leases generally consist of short-term lease agreements for buildings where facilities are located. These leases generally have 5-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Total rental expense for all operating leases was $15,902,000, $23,417,000 and $58,529,000 for the years ended December 31, 1992, 1993 and
1994, respectively.


   The following is a schedule of future minimum lease payments under all operating leases having initial or remaining non-cancelable lease terms in excess of one year:



Year ending December 31          (In thousands)
- -----------------------           ------------
1995 ...........................  $   50,173
1996 ...........................      46,383
1997 ...........................      42,493
1998 ...........................      38,554
1999 ...........................      33,618
After 1999 .....................      96,667
Total minimum payments required   $  307,888


13. Employee Benefit Plans

   The Company has a 401(k) savings plan which matches 15% of the first 4% of earnings that an employee contributes. All contributions are in the form of cash. All employees who have completed one year of service with a minimum of 1,000 hours worked are eligible to participate in the plan. Company contributions are gradually vested over a seven-year service period. Contributions to the plan by the Company were approximately $521,000, $490,000 and $1,094,000 in 1992, 1993 and 1994, respectively.


   In 1991, the Company established an Employee Stock Ownership Plan (ESOP) for the purpose of providing substantially all employees of the Company the opportunity to save for their retirement and acquire a proprietary interest in the Company. The ESOP currently owns approximately 830,000 shares of the Company's Common Stock, which were purchased with funds borrowed from the Company, $10,000,000 in 1991 (the 1991 ESOP Loan) and $10,000,000 in 1992 (the
1992 ESOP Loan). At December 31, 1994, the combined ESOP Loans had a balance of $17,477,000. The 1991 ESOP Loan, which bears an interest rate of 10%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1992. The 1992 ESOP Loan, which bears an interest rate of 8.5%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1993. Company contributions to the ESOP began in 1992 and shall at least equal the amount required to make all ESOP Loan amortization payments for each plan year. The Company recognizes compensation expense based on the shares allocated method. The total compensation expense related to the ESOP recognized by the Company was $1,701,000, $3,198,000 and $3,673,000 in 1992, 1993 and 1994, respectively. Interest incurred on the ESOP Loans was approximately $964,000, $1,743,000 and $1,608,000 in 1992, 1993 and 1994,
respectively. Approximately 213,000 shares owned by the ESOP have been allocated to participants at December 31, 1994.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

13. Employee Benefit Plans--Continued

   During 1993 the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6, "Employers Accounting for Employee Stock Ownership Plans." Among other provisions, SOP 93-6 requires that compensation expense relating to employee stock ownership plans be measured based on the fair market value of the shares when allocated to the employees. The provisions of SOP 93-6 apply only to leveraged ESOPs formed after December 31, 1992, or shares newly acquired by an existing leveraged ESOP after December 31, 1992. Because all shares owned by the Company's ESOP were acquired prior to December 31, 1992, the Company's accounting policies for the shares currently owned by the ESOP are not affected by SOP 93-6.


14. Terminated Merger

   On January 2, 1992, the Company and Continental Medical System, Inc. (CMS) jointly announced an agreement to combine their business operations as provided in an Agreement and Plan of Reorganization (the Plan). On May 6, 1992, the Company and CMS jointly announced the termination of the Plan. Accordingly, all costs and expenses incurred in connection with the Plan were charged to operations in 1992 and reported as terminated merger expense in the accompanying statements of income.

15. Sale of Assets

   During the second quarter of 1994, the Company consummated the sale of selected properties to Capstone Capital Corporation (Capstone), a real estate investment trust. These properties include six ancillary hospital facilities, three outpatient rehabilitation facilities, and one research facility. The net proceeds to the Company as a result of this transaction were approximately $49,025,000. The net book value of the properties was approximately $41,335,000. Because the Company is leasing back substantially all of the properties from Capstone, payments which aggregate $5.7 million annually, the resulting gain on sale of approximately $7,690,000 has been recorded on the accompanying consolidated balance sheet as deferred revenue and will be amortized into income over the initial lease terms of the properties. The Company is accounting for each of the new leases as an operating lease with an initial lease term of 15 years. The Company and certain Company officers own approximately 3.9% of the outstanding common stock of Capstone.

16. Impairment of Long-Term Assets

   During 1994, certain events have occurred impairing the value of specific long-term assets of ReLife (see Note 2). A hospital in Missouri with a distinct part unit which ReLife was managing was purchased in 1994 by an acute care provider which terminated the contract with ReLife. Remaining goodwill of $1,700,000 and costs allocated to the management contract of $1,300,000 were written off as there is no value remaining for the terminated contract.


   A ReLife facility in central Florida incurred tornado damage and has not been operating since September 1993. During 1994, management of ReLife has determined that it is probable that this facility will not reopen. Start-up costs of $1,600,000 were written off. This facility is leased under an operating lease as described in Note 12 through the year 2001. An impairment accrual has been established based on the projected undiscounted net cash flows related to this non-operating facility for the remainder of the lease term. The accrual totals $5,900,000 and consists of $4,700,000 in lease payments and $1,200,000 in fixed costs and operating expenses, including property taxes, maintenance, security and other related costs. The current portion of the accrual approximates $600,000 and is included with accrued interest payable and other liabilities in the accompanying December 31, 1994 balance sheet. The remaining long-term portion of the accrual is included with other long-term liabilities in the accompanying December 31, 1994 balance sheet.

                 HEALTHSOUTH Corporation and Subsidiaries -
            Notes to Consolidated Financial Statements (Continued)

16. Impairment of Long-Term Assets--Continued

   During 1994, ReLife entered into a contract for a new information system. During the period ended September 30, 1994, ReLife's expenditures related to this contract totalled approximately $4,363,000. The system was not operational during this period, thus those expenditures are considered non-recurring. The Company will retain certain equipment, with an approximate cost of $750,000, which was included in the expenditures noted above. The remainder of the expenditures, $3,613,000, is included in the loss on abandonment of the computer project. The Company has also established a reserve of approximately $887,000 for settlement of the contract. The contract contains a provision for cancellation by ReLife, without cause, upon at least 180 days' prior written notice. The application of this termination provision could result in a settlement of up to $6,500,000. The Company is currently in negotiations to settle the contract and believes that it is probable that the settlement will be for an amount approximately equal to the reserve established.

   The above amounts are shown as operating expenses in the consolidated statement of income.


17. Subsequent Events

   On January 24, 1995, the Company signed an agreement to merge with Surgical Health Corporation (SHC). SHC operates 36 outpatient surgery centers in eleven states. Under the terms of the agreement, all shares of common and preferred stock of SHC will be exchanged for shares of the Company's Common Stock pursuant to an exchange ratio that will yield an aggregate value of approximately $155,000,000 to SHC shareholders. The transaction will be accounted for as a pooling of interests and is subject to certain regulatory and governmental reviews, and to approval by the shareholders of both companies. The transaction is expected to be completed early in the second quarter of 1995. The effects of conforming the accounting policies of the two companies is not expected to be material.

   The following table summarizes the unaudited consolidated pro forma results of operations, assuming the SHC acquisition described above had occurred at the beginning of each of the following periods. This pro forma summary does not necessarily reflect the results of operations as they would have been had the Company and the acquired entities constituted a single entity during such periods. The 1993 amounts reflect the pro forma effect of the NME Selected Hospital Acquisition (see Note 10).


                                          Year  ended December  31
                                   --------------------------------------
                                       1992          1993          1994
                                       ----          ----          ----
                                (In thousands, except for per share amounts)
Revenues ........................  $501,046    $1,111,198    $1,236,190
Net income ......................    34,929        25,076        49,961
Net income per common and common
equivalent share ................      0.95          0.65          1.19


   On February 3, 1995, the Company entered into a definitive agreement to purchase the operations of the rehabilitation hospital division of NovaCare, Inc., consisting of 11 rehabilitation hospitals in seven states, 12 other facilities and certificates of need to build two additional facilities. The purchase price will be approximately $215,000,000 in cash and the assumption of $20,000,000 in liabilities for a total consideration of $235,000,000. The transaction is expected to be completed in the second quarter of 1995.

   Subsequent to December 31, 1994, the Company received a fully underwritten commitment to amend and restate the 1994 Credit Agreement (see Note 7) which will increase the size of the facility to $1 billion.

                                       -
                                  (Continued)

                        MARKET FOR REGISTRANT'S COMMON
                   EQUITY AND RELATED STOCKHOLDERS MATTERS

   HEALTHSOUTH's Common Stock is listed for trading on the New York Stock Exchange (Symbol: HRC). The following table sets forth for the fiscal periods indicated the high and low reported sale prices for the Company's Common Stock, giving effect to a two-for-one stock split effected April 17, 1995.


                         Reported
                       Sale Price(1)
                     ----------------
                      High      Low
                     ------   -------
1993
First Quarter ..  $  13.19  $  7.13
Second Quarter .      9.32     6.50
Third Quarter ..      8.38     6.07
Fourth Quarter .     12.82     7.63
1994
First Quarter ..  $  16.13  $ 11.69
Second Quarter .     17.32    12.63
Third Quarter ..     19.69    12.88
Fourth Quarter .     19.32    16.13




   The closing price for the Common Stock on the New York Stock Exchange on May 5, 1995, was $16.75. There were approximately 1,329 holders of record of the Common Stock as of April 25, 1995, excluding those shares held by depository companies for certain beneficial owners.


   The Company has never paid cash dividends on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company currently anticipates that any future earnings will be retained to finance the Company's operations.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                     ACCOUNTING AND FINANCIAL DISCLOSURE

   The Company has not changed independent accountants within the twenty-four months prior to December 31, 1994.

                                                                     APPENDIX C


PROXY
                            HEALTHSOUTH Corporation
                 ANNUAL MEETING OF STOCKHOLDERS -- June 6, 1995
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints RICHARD M. SCRUSHY and AARON BEAM, JR. or _________________________________________, and each of them, with several powers of substitution, proxies to vote the shares of Common Stock, par value $.01 per share, of HEALTHSOUTH Corporation which the undersigned could vote if personally present at the Annual Meeting of Stockholders of HEALTHSOUTH Corporation to be held at Two Perimeter Park South, Birmingham, Alabama, on Tuesday, June 6, 1995, at 2:00 p.m., C.D.T., and any adjournment thereof:


   1. Election of Directors


    [ ]  FOR  all  nominees  listed  below    [ ] WITHHOLD  AUTHORITY  to  vote
         (except as marked to the contrary        for all nominees listed below
          below)


   INSTRUCTION: To withhold authority to vote for any individual nominee, mark a line through the nominee's name in the list below.

Richard M. Scrushy         Charles W. Newhall III        Anthony J. Tanner
Phillip C. Watkins         Aaron Beam, Jr.               John S. Chamberlin
George H. Strong           James P. Bennett              Richard F. Celeste
C. Sage Givens             Larry R. House                P. Daryl Brown


                    (Continued and to be signed on other side)

                          (Continued from other side)

   2. Approval of the 1995 Stock Option Plan.

                     [ ] FOR   [ ] AGAINST    [ ] ABSTAIN


   3. Adoption and approval of an Amendment to the Restated Certificate of Incorporation of the Company to increase the authorized Common Stock of the Company to 150,000,000 shares of Common Stock, par value $.01 per share.


                     [ ] FOR   [ ] AGAINST    [ ] ABSTAIN


   4. In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the Annual Meeting or any adjournment thereof.


   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Items 1, 2 and 3 above. Any stockholder who wishes to withhold the discretionary authority referred to in Item 4 above should mark a line through the entire Item.

                                               DATED___________________, 1995
                                               _________________________________
                                               Signature(s)
                                               (Please sign exactly and as fully
                                               as  your  name  appears  on  your
                                               stock certificate.  If shares are
                                               held  jointly,  each  stockholder
                                               should sign.)

   PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE.
                           NO POSTAGE IS REQUIRED.

                                                                     APPENDIX D



PROXY
                           HEALTHSOUTH Corporation
                ANNUAL MEETING OF STOCKHOLDERS -- June 6, 1995
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints RICHARD M. SCRUSHY and AARON BEAM, JR. or __________________________________________, and each of them, with several powers of substitution, proxies to vote the shares of Common Stock, par value $.01 per share, of HEALTHSOUTH Corporation which the undersigned could vote if personally present at the Annual Meeting of Stockholders of HEALTHSOUTH Corporation to be held at Two Perimeter Park South, Birmingham, Alabama, on Tuesday, June 6, 1995, at 2:00 p.m., C.D.T., and any adjournment thereof:


                  (Continued and to be signed on other side)

1. Election of Directors

[ ]    For all nominees
       listed at right
       (except as marked
       to the contrary)

INSTRUCTION: To withhold authority to vote for any individual nominee, mark a line through the nominee's name in the list below.

Richard M. Scrushy         Charles W. Newhall III        Anthony J. Tanner
Phillip C. Watkins         Aaron Beam, Jr.               John S. Chamberlin
George H. Strong           James P. Bennett              Richard F. Celeste
C. Sage Givens             Larry R. House                P. Daryl Brown

2. Approval of the 1995
Stock Option Plan



[ ] FOR  [ ]  AGAINST  [ ]  ABSTAIN



3. Adoption and approval of an Amendment to the Restated Certificate of Incorporation of the Company to increase the authoized Common Stock of the Company to 150,000,000 shares of Common Stock, par value $.01 per shares.


[ ] FOR  [ ]  AGAINST  [ ]  ABSTAIN

4. In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the Annual Meeting or any adjournment thereof.



                           This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Items 1, 2 and 3 above. Any stockholder who wishes to withhold the discretionary authority referred to in Item 4 above should mark a line through the entire Item.



                           Dated:_____________________________________ , 1995

                           _____________________________________________________
                           Signature(s)
                           _____________________________________________________
                           (Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign.)


Please mark, sign, date and return promptly, using the enclosed Envelope. No postage is required.




                                      D-2